Subject to Completion

Preliminary Prospectus Supplement dated November 13, 2007

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(To general prospectus supplement and prospectus dated March 31, 2006)	File No.333-132911

                    Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the US-Euro PROCEEDS Index

due November     , 2012

(the “PROCEEDSSM”)

$10 principal amount per unit

The PROCEEDS:

•	The PROCEEDS are designed for investors who are seeking exposure to the US-Euro PROCEEDS Index (the “Reference Index”).

•	Variable monthly interest payments may be paid, depending upon the performance of the Basket Units described below.

•	100% principal protection on the maturity date.

•	Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•	The PROCEEDS will not be listed on any securities exchange.

•	The settlement date is expected to be November , 2007.

Payment on the maturity date:

•

On the maturity date, for each unit of the PROCEEDS you own, we will pay you, in addition to any interest accrued and unpaid, an amount equal to the principal amount of the PROCEEDS plus an additional amount (which may be zero) based on the percentage increase, if any, in the level of the Reference Index.

•	The Reference Index is a composite index that measures the performance of a strategy that allocates hypothetical funds among three index components: (i) “Basket Units” representing the United States dollar value of a hypothetical investment in certain indices and sales of call options on those indices in the “Index Basket” using a “covered-call” strategy, (ii) “Zero Coupon Bond Units” representing the value of hypothetical zero coupon bonds and (iii) “Leverage Units” representing the cost of hypothetical borrowed funds which may increase allocations to the Basket Units. The Reference Index will be rebalanced periodically pursuant to a formula described in this prospectus supplement. This rebalancing will reflect changes in the performance of the Basket Units, prevailing interest rates and market conditions, all as more fully described in this prospectus supplement.

•	The level of the Reference Index will be reduced by certain fees, deductions and charges as described in this prospectus supplement.

•

The indices in the Index Basket will be the Dow Jones EURO STOXX 50 Index and the Dow Jones Industrial Average. The indices in the Index Basket will initially be equally weighted and will be rebalanced annually as described in this prospectus supplement.

Investing in the PROCEEDS involves risks that are described in the “ Risk Factors” section beginning on page PS-11 of this prospectus supplement.

	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$.30	$
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$9.70	$
(1)	The public offering price and the underwriting discount for any single transaction to purchase 500,000 units or more will be $9.90 per unit and $.20 per unit respectively. In connection with this offering, MLPF&S is acting in its capacity as a principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying general prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this prospectus supplement is                     , 2007.

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.

“Dow Jones”, “Dow Jones Industrial AverageSM” and “DJIASM” are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Merrill Lynch, Pierce, Fenner & Smith Incorporated. The PROCEEDS based on the Dow Jones Industrial AverageSM are not sponsored, endorsed, sold or promoted by Dow Jones.

The “Dow Jones EURO STOXX 50®” is proprietary and copyrighted material. The Dow Jones EURO STOXX 50® and the related trademarks have been licensed for certain purposes by Merrill Lynch and Co., Inc. and its subsidiaries. Neither STOXX Limited nor Dow Jones & Company, Inc. sponsors, endorses or promotes the PROCEEDS based on the Dow Jones EURO STOXX 50®. “STOXX®” and “EURO STOXX 50®” are registered service marks of STOXX Limited and have been licensed for use.

Prospectus Supplement

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying general prospectus supplement and prospectus to help you understand the PROtected Covered Call EnhancED Income NoteSSM Linked to the US-Euro PROCEEDS Index due November     , 2012. You should carefully read this prospectus supplement and the accompanying general prospectus supplement and prospectus to fully understand the terms of the PROCEEDS, the US-Euro PROCEEDS Index (the “Reference Index”) and the tax and other considerations that are important to you in making a decision about whether to invest in the PROCEEDS. You should carefully review the “Risk Factors” section, which highlights certain risks associated with an investment in the PROCEEDS, to determine whether an investment in the PROCEEDS is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc. References to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated. References to “MLI” are to Merrill Lynch International.

What are the PROCEEDS?

The PROCEEDS will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The PROCEEDS will rank equally with all of our other unsecured and unsubordinated debt. The PROCEEDS will mature on November     , 2012. We cannot redeem the PROCEEDS at an earlier date. We will make variable monthly interest payments only under the circumstances described in this prospectus supplement. Depending on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”), which may be in November or December, the settlement date may occur in December instead of November and the maturity date may occur in December instead of November. Any reference in this prospectus supplement to the month in which the settlement date or maturity date will occur is subject to change as specified above.

Each unit of the PROCEEDS represents $10 principal amount of PROCEEDS. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company (“DTC”) or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities— Depositary” in the accompanying general prospectus supplement.

Are there any risks associated with my investment?

Yes. An investment in the PROCEEDS is subject to risks, including the risk that the PROCEEDS will only return their principal amount on the maturity date, resulting in a substantial economic opportunity loss to you. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

Who publishes the Reference Index and what does the Reference Index measure?

The daily closing levels of the Reference Index and the daily closing values of the Basket Units and the Zero Coupon Bond Units determined as of 4:00 p.m. (New York City time) will be published on each business day on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying those closing levels and closing values as identified by MLI, as the Reference Index calculation agent (the “Calculation Agent”)).

The Reference Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units (each an “Index Component,” and together the “Index Components”). Generally, the level of the Reference Index at any time will equal the sum of the values of the Basket Units and the Zero Coupon Bond Units, less the value of Leverage Units and reduced by a pro rata portion of the Index Adjustment Factor of 1.15% per annum as described below. The level of the Reference Index will be set to 97 on the Pricing Date.

The initial allocations of hypothetical funds to the Index Components will be set on the Pricing Date and is expected to be between 80% and 90% in Basket Units, between 10% and 20% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described in the section entitled “The US-Euro Index” in this prospectus supplement.

The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the Calculation Agent based upon the formula described herein.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

What hypothetical investment does each Index Component track?

The Index Components are defined as follows:

A “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket. The “Index Basket” is a hypothetical investment which employs a “covered call” strategy in which (i) an investment in United States dollars in each of the indices in the Index Basket (the “Basket Indices”) is purchased and (ii) call options on the Basket Indices are sold in United States dollars on a monthly basis for a one month term. The Basket Indices will be the Dow Jones Industrial Average, which is denominated in United States dollars and the Dow Jones EURO STOXX 50 Index, which is denominated in European Union euros. The Basket Indices will initially be equally weighted as of the Pricing Date based upon the United States dollar equivalent (based on the spot rate quoted on the Pricing Date as described herein) of their respective levels and will be rebalanced annually so that they are equally weighted based upon the United States dollar equivalent of their respective levels on the date of such rebalancing as described in this prospectus supplement. The Basket Indices are described in the section entitled “Description of the Index Basket” in this prospectus supplement. The Basket Unit value will be reduced by the daily accrual of the Basket Adjustment Factor, as described below.

A “Zero Coupon Bond Unit” will track the value of a US$100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date, as described below, with a yield equal to the applicable zero coupon yield based upon United Stated dollar swap rates as published on Bloomberg Financial Markets Page EDS. The applicable zero coupon yield will be estimated from the United States dollar swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon yield by interpolating the appropriate United States dollar swap rate yields based on those published maturities. The Zero Coupon Bond Units will not yield any return after the scheduled Valuation Date.

A “Leverage Unit” will track the value of US$1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge (see the section entitled “Fees, Deductions and Charges—Daily Leverage Charge” in this prospectus supplement). The Daily Leverage Charge will reduce the level of the Reference Index.

What will I receive on the maturity date of the PROCEEDS?

We have designed the PROCEEDS for investors who want to protect their investment by receiving at least the principal amount of their investment on the maturity date and who also want to participate in possible periodic interest payments and, to the extent provided herein, in possible increases in the level of the Reference Index (after the deduction of certain fees, deductions and charges). On the maturity date, you will receive a cash payment, in addition to any interest payment due, on the PROCEEDS equal to the sum of two amounts: the “principal amount” and the “Supplemental Redemption Amount”, if any.

Principal Amount

The “principal amount” per unit is $10.

Supplemental Redemption Amount

The “Supplemental Redemption Amount” per unit will be denominated in United States dollars and will equal:

$10 ×	(	Ending Value – Threshold Value	)
Threshold Value

The Supplemental Redemption Amount cannot be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the level of the Reference Index at the close of the market on the Valuation Date.

The “Threshold Value” will equal 100.

The “Valuation Date” will be the seventh scheduled global business day before the maturity date, or on an alternate date shortly thereafter as described under “Description of the PROCEEDS— Payment on the maturity date” in this prospectus supplement.

The “Starting Value” will be set to 97 on the Pricing Date.

Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is approximately 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS regardless of whether any Supplemental Redemption Amount is payable.

For more specific information about the Supplemental Redemption Amount, please see the section entitled “Description of the PROCEEDS” in this prospectus supplement.

Examples

Here are two examples of Supplemental Redemption Amount calculations:

Example 1—On the Valuation Date, the Reference Index, as adjusted, is above the Starting Value but below the Threshold Value:

Starting Value: 97
Threshold Value: 100
Hypothetical Ending Value: 100
Supplemental Redemption Amount (per unit) = $10 ×	(100 – 100)	= $0	(Supplemental Redemption Amount cannot be less than zero)
100

Total payment on the maturity date (per unit) = $10 + $0 = $10

Example 2—On the Valuation Date, the Reference Index, as adjusted, is above the Threshold Value:

Starting Value: 97
Threshold Value: 100
Hypothetical Ending Value: 105
Supplemental Redemption Amount (per unit) = $10 ×	(105 – 100)	= $.50
100

Total payment on the maturity date (per unit) = $10 + $.50 = $10.50

Will I receive interest payments on the PROCEEDS?

The interest payable on the PROCEEDS will vary and may be zero. We expect to pay interest, if any, in cash monthly on the dates described under “Description of the PROCEEDS—Interest” in this prospectus supplement.

The interest payments, if any, on the PROCEEDS will depend on the hypothetical income of the Basket Units (the “Basket Unit Income”) held in the Reference Index over each monthly calculation period and the level of the Reference Index at the end of that period. The Basket Unit Income will be based on the United States dollar value of the cash dividends in respect of the stocks included in the Basket Indices and the value of premiums in respect of call options on the Basket Indices. See “Description of the Index Basket— Calculation of the Value of the Index Basket” in this prospectus supplement. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level (as defined herein) described in this prospectus supplement during any monthly calculation period, you will not receive any interest payment for that monthly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS— Interest” in this prospectus supplement.

What are the costs associated with an investment in the PROCEEDS?

The level of the Reference Index will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor: The level of the Reference Index will reflect a 1.15% per annum reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per annum for as long as any hypothetical funds are allocated to Basket Units. If at any time that allocation is zero, the Index Adjustment Factor will not apply. However, if at any time the allocation of the hypothetical funds is between 10% and 1% exposure to Basket Units, the Fee Protection

Factor will act such that it decrease the allocation to the Basket Units and increases the allocation to the Zero Coupon Bond Units. This is similar to reducing the allocation units by a nominal fee amount. See the section entitled “The US-Euro PROCEEDS Index—Reallocation of the hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement.

Daily Leverage Charge: To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Implicit sales charge: An implicit sales charge is paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97, while the Threshold Value will equal 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed 100 on the Valuation Date. Therefore, the level of the Reference Index must increase by more than approximately 3.1% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor: The value of the Index Basket will reflect a 1.00% per annum reduction (the “Basket Adjustment Factor”) that will be applied and accrue daily based on the value of the Index Basket at the end of the previous day on the basis of a 365-day year and will be subtracted from the Basket Unit Income on the Index Basket at the end of each day prior to effecting any reallocation that day. The value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income on the Index Basket for that monthly calculation period. The Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Index Basket, the return on an investment in the “covered call” strategy (as described in the section entitled “Description of the Index Basket” in this prospectus supplement) represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

What does the “formula” do and when will the Reference Index undergo reallocations among the Index Components?

The formula determines the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”), and the consequent allocations to the Zero Coupon Bond Units and the Leverage Units. The formula will cause these allocations to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date is at least 100.

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the closing value of the Basket Units in the Reference Index divided by the closing level of the Reference Index on any business day and (ii) the Targeted Exposure is greater than 5% of the Targeted Exposure. In addition, if at any time during any business day the closing level of either of the Basket Indices (as denominated in United States dollars as based on the exchange rate quoted on the day of such valuation) has declined from its closing value on the previous index business day by 10% or more, an Allocation Determination Event will have been deemed to have occurred.

In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150%. In general, the Targeted Exposure may decrease following decreases in the value of the Basket Units or increases in the Floor Level (due to interest rate decreases).

In some circumstances, the amount of the hypothetical funds tracked by the Reference Index allocated to the Basket Units may be reduced to zero, which will result in the hypothetical funds allocated to the Basket Units remaining at zero for the remaining term of the PROCEEDS. You should refer to “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

For a detailed description of the formula and the Targeted Exposure, see the section entitled “The US-Euro PROCEEDS Index— Reallocation of the hypothetical funds tracked by the Reference Index” in this prospectus supplement.

When would the formula allocate none of the hypothetical funds to the Basket Units, and what happens in that event?

If the “Cushion”, a ratio which reflects the level of the Reference Index relative to the value of the Floor Level, is less than 1% on any business day (a “Defeasance Event”), the formula will not allocate any hypothetical funds to the Basket Units. The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon United States dollar swap rates, plus the Fee Protection Factor (as described under “The US-Euro PROCEEDS Index—Reallocation of hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement), if any.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The US-Euro PROCEEDS Index—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

What is “leveraging” and how are the Leverage Units used?

The Leverage Units represent hypothetical borrowing that permits the Targeted Exposure to exceed 100%, subject to a maximum of 150%. When required by the formula, the Calculation Agent will use Leverage Units to increase the allocation of hypothetical funds to the Basket Units above 100%. The use of hypothetical borrowed funds will increase the Reference Index’s exposure to movements in the value of the Basket Units and will therefore make the Reference Index more volatile than the Index Basket. Accordingly, if the value of the Basket Units increases when Leverage Units are outstanding, the level of the Reference Index may increase by a greater amount than will the value of the Basket Units. Conversely, if the value of the Basket Units decreases when Leverage Units are outstanding, the level of the Reference Index may decrease by a greater amount than will the value of the Basket Units. For risks associated with the use of hypothetical borrowed funds, see “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The use of leverage may adversely affect the Supplemental Redemption Amount” in this prospectus supplement.

How has the Reference Index performed historically?

The Reference Index will not exist prior to the Pricing Date. However, we have included tables and graphs showing the hypothetical month-end closing level of the Reference Index during five different five year periods beginning on the last Global Business Day in July in 1998, 1999, 2000, 2001 and 2002. These hypothetical closing levels have been calculated on the same basis that the Reference Index will be calculated. However, the calculations used to determine these levels contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. For further details on the calculation of these hypothetical levels, please refer to the section entitled “The US-Euro PROCEEDS Index— Hypothetical Historical Data on the Reference Index” in this prospectus supplement. We have also included tables for each Basket Index showing the historical month-end levels of that Basket Index from January 2002 through October 2007. In addition, we have included a table showing the historical exchange rate of the United States dollar against the European Union euro, the currency in which the Dow Jones Euro STOXX 50 is denominated, for those months and a graph showing the United States dollar equivalent of the level of the Dow Jones Euro STOXX 50 for those months. The tables and graphs for the Basket Indices are included in the section entitled “Description of the Index Basket” in this prospectus supplement.

We have provided this information to help you evaluate the hypothetical past performance of the Reference Index and the historical performance of the Basket Indices, as well as changes in the United States dollar relative to the European Union euro, in various economic environments; however, this hypothetical past performance and past performance, as applicable, is not indicative of how the Reference Index or the Basket Indices (expressed in United States dollars) will perform in the future.

What indices are in the Index Basket?

The Index Basket is comprised of the Dow Jones Industrial Average and the Dow Jones Euro STOXX 50 Index.

The Dow Jones Euro STOXX 50 Index was created by STOXX Limited., a joint venture founded by SWX Group, Deutsche Börse AG and Dow Jones. Publication of the Dow Jones Euro STOXX 50 Index began on February 28, 1998, based on an initial level of 1,000 at December 31, 1991. The Dow Jones Euro STOXX 50 Index was created to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain. The companies included in the Dow Jones Euro STOXX 50 Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the Dow Jones Euro STOXX 50 Index.

The Dow Jones Industrial Average is a price-weighted index published by Dow Jones & Company, Inc., which means a component stock’s weight in the Dow Jones Industrial Average is based on its price per share rather than the total market capitalization of the issuer of that component stock. The Dow Jones Industrial Average is designed to provide an indication of the composite price performance of 30 common stocks of corporations representing a broad cross-section of U.S. industry. The component stocks of the Dow Jones Industrial Average are selected by the editors of The Wall Street Journal. The corporations represented in the Dow Jones Industrial Average tend to be market leaders in their respective industries and their stocks are typically widely held by individuals and institutional investors. The corporations currently represented in the Dow Jones Industrial Average are incorporated in the U.S. and its territories and their stocks are traded on the New York Stock Exchange and The Nasdaq Stock Market. As of November 9, 2007, the market capitalization of the stocks in the Dow Jones Industrial Average ranged from approximately $17.70 billion to $474.52 billion, with the average market capitalization being approximately $139.37 billion.

What is the “Index Basket” and what does it measure?

The Index Basket is designed to track the performance of a hypothetical “covered call” strategy for the Basket Indices. A “covered call” strategy on an index is an investment strategy in which a hypothetical investor:

•	is deemed to buy an investment in the index; and

•	is deemed to sell call options on the index with exercise prices higher than the level of the index when the options are priced.

A “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in the appreciation of the index beyond the option’s exercise price. Thus, in a period of significant stock market increases, a “covered call” strategy will tend to produce lower returns than ownership of an investment in the related index. See “Risk Factors— Risk Factors Relating to the Basket Units—The appreciation of the Index Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The value of the Index Basket is based on the United States dollar value of hypothetical investments in the Basket Indices, including the United States dollar value of the dividends on the stocks included in the Basket Indices, and United States dollar value of hypothetical premiums on call options sold on each of those Basket Indices, as reduced by a pro rata portion of the Basket Adjustment Factor.

An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in respect of the securities included in the Index Basket.

How will the Calculation Agent determine the value of hypothetical call options included in the Index Basket?

The mark-to-market value of each hypothetical call option will be determined by the Calculation Agent in accordance with an option pricing formula and using prevailing market parameters as described in the section entitled “Description of the Index Basket— Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

What about taxes?

Each year, you will be required to pay taxes on ordinary income from the PROCEEDS over their term based upon an estimated yield for the PROCEEDS, even though you may not receive any variable monthly interest payments or any other cash payments from us prior to the maturity date. We have determined this estimated yield, in accordance with regulations issued by the U.S. Treasury Department, solely in order for you to calculate the amount of taxes that you will owe each year as a result of owning a PROCEEDS. This estimated yield is neither a prediction nor a guarantee of what either the actual variable monthly interest payments or the actual Supplemental Redemption Amount will be, or that either the actual variable monthly interest payments or the actual Supplemental Redemption Amount will even exceed zero. We have determined that this estimated yield will equal         % per annum, compounded monthly.

For further information, see “United States Federal Income Taxation” in this prospectus supplement.

Will the PROCEEDS be listed on a securities exchange?

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop, which may affect the price you receive for your PROCEEDS upon any sale prior to the maturity date. You should review “Risk Factors—A trading market for the PROCEEDS is not expected to develop and if trading does develop, the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date will be affected by this and other important factors including our costs of developing, hedging and distributing the PROCEEDS” in this prospectus supplement.

What price can I expect to receive if I sell the PROCEEDS prior to the stated maturity date?

In determining the economic terms of the PROCEEDS, and consequently the potential return on the PROCEEDS to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the PROCEEDS. In structuring the economic terms of the PROCEEDS, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the PROCEEDS.

If you sell your PROCEEDS prior to the stated maturity date, you will receive a price determined by market conditions for the security. This price may be influenced by many factors, such as interest rates, volatility and the current level of the Reference Index. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS, and compensation for developing and hedging the product. Depending on the impact of these factors, you may receive significantly less than the principal amount of your PROCEEDS if sold before the stated maturity date.

In a situation where there had been no movement in the level of the Reference Index and no changes in the market conditions from those existing on the date of this prospectus supplement, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be lower than the original issue price. This is due to, among other things, our costs of developing, hedging and distributing the PROCEEDS. Any potential purchasers of your PROCEEDS in the secondary market are unlikely to consider these factors.

What is the role of MLPF&S?

Our subsidiary MLPF&S is the underwriter for the offering and sale of the PROCEEDS. After the initial offering, MLPF&S intends to buy and sell the PROCEEDS to create a secondary market for holders of the PROCEEDS, and may stabilize or maintain the market price of the PROCEEDS during their initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or continue them once it has started.

What is the role of Merrill Lynch International?

MLI, as the Calculation Agent, will be our agent for purposes of determining, among other things, the level of the Reference Index, the value of the Basket Units and the call options, the occurrence of an Allocation Determination Event, any reallocations of the hypothetical funds tracked by the Reference Index, the Ending Value and the Supplemental Redemption Amount. Under certain circumstances, MLI’s role as Calculation Agent, its other business activities or its affiliation to ML&Co. could give rise to conflicts of interest. MLI is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiary and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co. see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the Securities and Exchange Commission, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

Investment in the PROCEEDS involves risks, which include, but are not limited to, the risks referred to below. The level of the Reference Index may decrease as well as increase. If you receive only the principal amount of the PROCEEDS on the maturity date, you will have incurred a significant loss of opportunity to otherwise profit from the amount invested. In addition, the PROCEEDS are illiquid and if you sell the PROCEEDS prior to the maturity date, your sale price may be substantially less than the principal amount of the PROCEEDS.

You should consult your financial and legal advisors concerning risks associated with an investment in the PROCEEDS and the suitability of investing in the PROCEEDS in light of your particular circumstances. In addition, you should consult your tax advisors concerning the characterization of the PROCEEDS as contingent payment debt instruments for United States federal income tax purposes.

RISK FACTORS RELATING TO THE PROCEEDS AND THE REFERENCE INDEX

Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units

The formula that determines the Index Component allocations is designed so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, even upon the occurrence of a Defeasance Event. The formula will allocate the hypothetical funds to the Basket Units, but only to the extent consistent with the objective that the Reference Index level on the scheduled Valuation Date equal at least 100. Certain economic or market factors, such as low interest rates or insufficient gains by the Basket Units (including that resulting from an increase in the value of the United States dollar relative to the value of the European Union euro) to offset the costs embedded in the Reference Index, will cause the allocation in the Zero Coupon Bond Units to be increased.

Any allocation of the hypothetical funds to Zero Coupon Bond Units will reduce the probability that the Reference Index will reflect any increases in the value of the Basket Units, which is the primary Index Component likely to result in appreciation in the Reference Index level. If the Reference Index level does not exceed 100 on the Valuation Date, the PROCEEDS will only return their principal amount on the maturity date, and you will have incurred substantial economic opportunity losses. Initially, between 10% and 20% of the hypothetical funds is expected to be allocated to the Zero Coupon Bond Units.

The performance of the Basket Units may exceed the performance of the Reference Index

The Calculation Agent will adjust the allocations of hypothetical funds among the Index Components systematically using the formula. Accordingly, the performance of the Reference Index will likely differ significantly from the performance of each of the Index Components.

Initially, between 10% and 20% of the hypothetical funds tracked by the Reference Index is expected to be allocated to the Zero Coupon Bond Units. However, the percentage of hypothetical funds represented by Zero Coupon Bond Units may increase during the term of the PROCEEDS, depending upon the performance of the Basket Units (including increases resulting from changes in the value of the United States dollar relative to the value of the European Union euro), the effect of any Leverage Units and the then-current interest rate environment. Changes in economic conditions may cause a change in the allocations of hypothetical funds among the Index Components as determined by the formula. The timing of any rebalancing, and the magnitude of the reallocations, may result in less than full participation in the increases, if any, in the value of the Basket Units, which would in turn affect the level of the Reference Index, and as a result the Supplemental Redemption Amount.

Because the formula is designed so that the level of the Reference Index equals at least 100 on the scheduled Valuation Date, the allocation of hypothetical funds to the Zero Coupon Bond Units may increase during the term of the PROCEEDS depending upon the performance of the Basket Units and interest rates. Should the allocation of hypothetical funds to the Basket Units be reduced to zero, that allocation will remain at zero for the remaining term of the PROCEEDS and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described under “The US-Euro Proceeds Index—Defeasance Events” in this prospectus supplement). This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

The level of the Reference Index will not increase or decrease directly in proportion with increases or decreases in the value of the Basket Units due to the allocation of the Reference Index’s hypothetical funds to other Index Components. The Basket Units may increase in value substantially over the duration of the PROCEEDS, but the Supplemental Redemption Amount of the PROCEEDS may reflect little, if any, of that increase. The Supplemental Redemption Amount together with the variable monthly interest payments, if any, of the PROCEEDS may represent a yield less than the yield you would earn if you invested directly in the Basket Units or their equivalent or in the Zero Coupon Bond Units or their equivalent.

Certain other similar investments offered by our affiliates have lost all potential for appreciation

Our affiliates have offered indexed investments based upon rebalancing formulas similar to the PROCEEDS, certain of which have, in fact, terminated all exposure to the instruments equivalent to the Basket Units, which has resulted in a loss of the opportunity to profit from the amount invested.

The use of leverage may increase the risk of loss in the value of the Basket Units and may adversely affect the Supplemental Redemption Amount

The Targeted Exposure may be as much as 150% of the hypothetical funds pursuant to the formula. Exposure above 100% would reflect the use of leverage, as represented by the allocation to Leverage Units. This leverage offers the potential for increases in the level of the Reference Index greater than any corresponding increase in the value of the Basket Units, but also entails a high degree of risk, including the risk of decreases in the level of the Reference Index greater than any corresponding decrease in the value of the Basket Units. Accordingly, a small downward movement in the value of the Basket Units may result in a significantly larger reduction in the Reference Index. In addition, the deemed interest expense associated with the allocation to Leverage Units will reduce the level of the Reference Index daily, which will result in a reduction in the Ending Value.

Reference Index rebalancing procedures may adversely impact the Supplemental Redemption Amount and the variable monthly interest payments, if any

The Reference Index tracks the performance of a hypothetical investment in the Index Components whose allocations of hypothetical funds will be rebalanced from time to time according to the rebalancing procedures described in this prospectus supplement. The timing and magnitude of any change in the allocations among the Index Components will be based on certain threshold values used in the formula as described herein. For example, under the rebalancing procedures, we expect the allocation to the Basket Units to increase as the level of the Reference Index increases or the Floor Level decreases and to decrease as the level of the Reference Index decreases or the Floor Level increases. This may expose the Reference Index to a higher risk of decreases (and a higher possibility of increases) if, for example, the Leverage Units are used to obtain more exposure to the Basket Units. In addition, certain market conditions, such as high volatility of the Basket Units (which may result from high volatility of the Basket Indices or the United States dollar/European Union euro exchange rate or both) or low interest rates, may result in larger reallocations among the Index Components. The timing and frequency of the reallocations among the Index Components may affect the level of the Reference Index on the Valuation Date, which in turn could affect the Supplemental Redemption Amount and the variable monthly interest payments, if any.

Fees, deductions and charges will reduce the Supplemental Redemption Amount and the variable monthly interest payments, if any

Your return on the PROCEEDS will reflect the deduction of certain fees, deductions and charges. These fees, deductions and charges include explicit charges that will be deducted from the level of the Reference Index over the term of the PROCEEDS, namely the Index Adjustment Factor, the Basket Adjustment Factor (if any) and the Daily Leverage Charge (if any). Also, there is an implicit sales charge paid upon the purchase of the PROCEEDS because the Starting Value will be set below the Threshold Value on the Pricing Date. The net effect of these fees, deductions and charges will be to decrease the level of the Reference Index on the Valuation Date, thereby reducing the Ending Value. Accordingly, the Supplemental Redemption Amount payable to you on the maturity date and the variable monthly interest payments, if any, will be less than it would have been absent these fees, deductions and charges.

There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure at the beginning of a Business Day based on the values of the Reference Index, the Basket Units and the Cushion at the close of business on the previous Business Day, but any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•

the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Cushion at the time the reallocation is effected would not result in an Allocation Determination Event;

•

the Reference Index may be exposed to a greater extent to losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•

the Reference Index may not as fully participate in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if a reallocation were effected immediately following determination of the Targeted Exposure; and

•

the Calculation Agent may effect a greater or lesser allocation of the level of the Reference Index to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation

For purposes of determining the occurrence of an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). However, reallocations will be effected through:

•

deemed purchases of Basket Units at prices that reflect the value of call options determined using bid-side implied volatility, which will result in Basket Units being purchased at a higher price than will be subsequently reflected in the level of the Reference Index; and

•

deemed sales of Basket Units at prices that reflect the value of call options determined using offered-side implied volatility, which will result in Basket Units being sold at a price lower than was previously reflected in the level of the Reference Index.

As a result, the level of the Reference Index will be reduced following each reallocation. See “Description of the Index Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The ability of the Calculation Agent to effect a reallocation upon a 10% decline in the level of either Basket Index may not prevent significant losses in the value of the Reference Index

If at any time during any Index Business Day the level of either Basket Index declines from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds tracked by the Reference Index among the Index Components so that the percentage of the Reference Index hypothetically invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure. However, the ability of the Calculation Agent to effect this reallocation may not prevent losses in the value of the Reference Index because of potential delays in effecting the reallocation pursuant to the formula under the market conditions at that time.

Potential conflicts of interest could arise

We may face possible conflicts of interest in connection with our obligations under the PROCEEDS. We may presently, or from time to time, engage in investment banking and other activities for or provide services to the companies issuing the stocks included in the Index Basket or trade in the Basket Indices or stocks included in the Basket Indices for our own account or for the account of others. In particular, potential investors should note that our affiliates may execute transactions on behalf of companies issuing the stocks included in the Index Basket regularly in various capacities, and may extend loans or act in an advisory capacity. All of these activities may result in conflicts of interest with respect to the financial interests of our affiliates and your financial interests.

The Calculation Agent is responsible for the calculation of the Reference Index pursuant to the formula. While the application of the formula is largely objective, there are certain situations where the Calculation Agent will exercise judgment in its capacity as the Calculation Agent. The Calculation Agent will also be responsible for calculating the value of the Basket Units.

The Calculation Agent for the PROCEEDS is MLI, our affiliate. Under certain circumstances, MLI as our subsidiary and its responsibilities as Calculation Agent for the PROCEEDS could give rise to conflicts of interest. MLI is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, because we control MLI, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the amounts due on the maturity date of the PROCEEDS. We may seek competitive terms in entering into the hedging arrangements for the PROCEEDS, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, MLPF&S will pay an amount beginning on each anniversary of the Pricing Date in 2008 through 2012 to brokers whose clients purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will accrue at an annualized rate of 0.5% per unit for each day that hypothetical funds are allocated to Basket Units based on the amount payable on the maturity date of the PROCEEDS calculated as if the applicable payment date is the maturity date and the Ending Value is equal to the closing level of the Reference Index on that date. Also, MLPF&S may from time to time pay additional amounts to brokers whose clients purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS. As a result of these payments, your broker will receive a financial benefit each year you retain your investment in the PROCEEDS.

The level of the Reference Index on the Valuation Date must be approximately 3.1% higher than the Starting Value for you to receive a Supplemental Redemption Amount on the stated maturity date

The Starting Value will be set to 97 on the Pricing Date. As a result, the level of the Reference Index must increase by approximately 3.1% as of the Valuation Date in order for you to receive a Supplemental Redemption Amount. In addition, the application of the Index Adjustment Factor, the Basket Adjustment Factor (if any) and the Daily Leverage Charge (if any) against the Reference Index level will require that the performance of the underlying hypothetical assets of the Reference Index exceed the sum of these additional fees, deductions and charges in order for the Reference Index level to increase at all. If the level of the Reference Index declines, or does not increase sufficiently, you will receive only the principal amount of your investment, in addition to any interest payment due, on the maturity date, which could represent a significant loss of opportunity to otherwise profit from the amount invested in the PROCEEDS.

The interest payable on the PROCEEDS, if any, will vary

The interest payments, if any, on the PROCEEDS will depend on the Basket Unit Income in the Reference Index over each monthly calculation period and the level of the Reference Index at the end of that period. If the level of the Reference Index (less any Basket Unit Income) falls below certain thresholds relative to the Floor Level described in this prospectus supplement during any monthly calculation period (except the last monthly calculation period before the maturity date), you will not receive any interest payment for that monthly calculation period and, in certain circumstances, you will not receive any interest payments for the remaining term of the PROCEEDS. See “Description of the PROCEEDS—Interest” in this prospectus supplement.

The yield on the PROCEEDS may be lower than the yield on other debt securities of comparable maturity

Even if payment on the PROCEEDS on the maturity date exceeds the principal amount of the PROCEEDS, this payment may represent a yield less than the yield you would have earned if you had bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date.

In seeking to provide investors with what we believe to be commercially reasonable terms for the PROCEEDS while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the PROCEEDS. If a trading market develops for the PROCEEDS (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your PROCEEDS on a date prior to the stated maturity date

The PROCEEDS will not be listed on any securities exchange and we do not expect a trading market for the PROCEEDS to develop. Although our affiliate MLPF&S has indicated that it currently expects to bid for PROCEEDS offered for sale to it by holders of the PROCEEDS, it is not required to do so and may cease making those bids at any time. The limited trading market for your PROCEEDS may affect the price that you receive for your PROCEEDS if you do not wish to hold your investment until the maturity date.

In determining the economic terms of the PROCEEDS, and consequently the potential return on the PROCEEDS to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the PROCEEDS. In structuring the economic terms of the PROCEEDS, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the PROCEEDS. If MLPF&S makes a market in the PROCEEDS, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your PROCEEDS in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the PROCEEDS, namely the underwriting discount paid in respect of the PROCEEDS and other costs associated with the PROCEEDS, including compensation for developing and hedging the product. This quoted price could be higher or lower than the $10 principal amount. Furthermore, there is no assurance that MLPF&S or any other party will be willing to buy the PROCEEDS. MLPF&S is not obligated to make a market in the PROCEEDS.

Assuming there is no change in the level of the Reference Index and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your PROCEEDS in a secondary market transaction is expected to be lower than the $10 principal amount. This is due to, among other things, the fact that the $10 principal amount included, and secondary market prices are likely to exclude, underwriting discount paid with respect to, and the developing and hedging costs associated with, the PROCEEDS.

Ownership of the PROCEEDS does not entitle you to any rights with respect to any securities tracked by the Index Components

You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the Index Components or the stocks included in either Basket Index.

Changes in our credit ratings may affect the value of the PROCEEDS

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the PROCEEDS. However, because your return on the PROCEEDS is dependent upon factors in addition to our ability to pay our obligations under the PROCEEDS, such as the percentage increase, if any, in the level of the Reference Index on the Valuation Date, an improvement in our credit ratings will not reduce the other investment risks related to the PROCEEDS.

An investment in the PROCEEDS will have tax consequences

You should consider the tax consequences of investing in the PROCEEDS. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

RISK FACTORS RELATING TO THE BASKET UNITS

Your return may be affected by factors affecting international securities markets

The Basket Indices are computed by reference to the value of the stocks of companies listed on various U.S. and European exchanges. The return on the PROCEEDS will be affected by factors affecting the value of stocks in these markets. The European securities market may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies on these markets may affect prices and the volume of trading on those markets. Also, there may be less publicly available information about European companies than about companies that are subject to the reporting requirements of U.S. securities regulatory authorities. Additionally, accounting, auditing and financial reporting standards and requirements in Europe differ from one another and from those applicable to U.S. reporting companies.

The prices and performance of securities of companies in the U.S. and Europe may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in a country’s government, economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect international securities markets. Moreover, the relevant European economies may differ favorably or unfavorably from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The value of the Basket Units will be influenced by changes in the exchange rates between the United States dollar and the European Union euro

The value of any currency, including the European Union euro, may be affected by complex political and economic factors. The exchange rate of the European Union euro in terms of the United States dollar is at any moment a result of the supply and demand for the two currencies, and changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union, including economic and political developments in other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in those countries and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of those countries and other countries important to international trade and finance.

Currency exchange rates can either be fixed by sovereign governments or floating. Currency exchange rates of most economically developed nations, including those using the European Union euro, are permitted to fluctuate in value relative to the United States dollar. However, governments may use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. They may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the PROCEEDS is that their liquidity, trading value, variable monthly interest payments , if any, and Supplemental Redemption Amount could be affected by the actions of sovereign governments which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the PROCEEDS in the event that currency exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the European Union euro, the United States dollar specifically or any other currency.

Volatility of the markets and foreign currency exchange rates may adversely affect the value of the Basket Units

Movements in the United States dollar equivalent of the levels of the Basket Indices may be volatile from month to month. High volatility of the Basket Units will increase the likelihood of larger allocation changes among the Index Components upon an Allocation Determination Event (as described in the section entitled “The US-Euro PROCEEDS Index— Reallocation of the Hypothetical Funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement). A rebalancing may result in reallocation from the Basket Units to the Zero Coupon Bond Units, thus reducing or eliminating the possibility of future increases in the level of the Reference Index. A rebalancing may also result in hypothetical selling or buying of Basket Units at a time when prices for those sales or purchases are unfavorable due to prevailing market conditions or currency exchange rates.

The appreciation of the Index Basket will be capped due to the “covered call” strategy

Because the exercise price of each hypothetical call option limits the portion of any appreciation in the level of each Basket Index to the amount by which the call option’s exercise price exceeds the level of the Basket Index (expressed in United States dollars) at the time the call option is priced, the Index Basket will not participate as fully in the United States dollar equivalent of the appreciation of the Basket Indices as would a direct United States dollar investment in the Basket Indices. If the United States dollar equivalent of the level of a Basket Index increases by an amount greater than the amount by which the exercise price exceeds the United States equivalent of the level of that Basket Index at the time the call option is priced, the United States dollar equivalent of the value of the Index Basket will be less than it would be if it reflected a direct United States dollar investment in that Basket Index.

The use of Basket Unit Income to make interest payments will reduce the value of the Basket Units at the end of each monthly calculation period and may cause an Allocation Determination Event

The value of Basket Unit Income will be removed from the value of the Index Basket on the last day of each monthly calculation period. The deduction of the value of the Basket Unit Income will reduce the value of the Basket Units and may cause an Allocation Determination Event in which the allocation of the hypothetical funds to the Basket Units is reduced, even if the United States dollar equivalent of the level of neither of the Basket Indices has fallen. This Allocation Determination Event may reduce the allocation of the Reference Index to the Basket Units, possibly to zero, in which case it would remain at zero for the remaining term of the PROCEEDS. See “—Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” above.

DESCRIPTION OF THE PROCEEDS

ML&Co. will issue the PROCEEDS as a series of senior debt securities under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York has succeeded JPMorgan Chase Bank, N.A. as the trustee under such indenture. The PROCEEDS will mature on November     , 2012.

The PROCEEDS will not be subject to redemption by ML&Co. or at the option of any holder of the PROCEEDS before the maturity date.

ML&Co. will issue the PROCEEDS in denominations of whole units, each with a principal amount of $10 per unit. You may transfer the PROCEEDS only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the PROCEEDS in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the PROCEEDS. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying general prospectus supplement.

The PROCEEDS will not have the benefit of any sinking fund.

Payment on the maturity date

On the maturity date, a holder of a PROCEEDS will be entitled to receive the principal amount of, in addition to any interest payment due on, that PROCEEDS plus a Supplemental Redemption Amount, if any, all as provided below. If the Ending Value does not exceed the Threshold Value, a holder will be entitled to receive only the principal amount, in addition to any interest payment due, of the PROCEEDS.

The “Supplemental Redemption Amount” for a PROCEEDS will be determined by the Calculation Agent and will equal:

principal amount ($10 per unit) of each PROCEEDS ×	(	Ending Value – Threshold Value	)
Threshold Value

The Supplemental Redemption Amount cannot be less than zero.

The “Ending Value” will be determined by the Calculation Agent and will equal the closing level of the Reference Index determined on the Valuation Date.

The “Threshold Value” will equal 100.

The “Starting Value” will be set to 97 on the date the PROCEEDS are priced for initial sale to the public (the “Pricing Date”).

The “Valuation Date” will be the seventh scheduled Global Business Day before the maturity date, or if that day is not a Global Business Day, the next Global Business Day; provided, however, that if no Global Business Days occur between the seventh scheduled Global Business Day before the maturity date and the second scheduled Global Business Day before the maturity date, the Valuation Date will be the second scheduled Global Business Day before the maturity date, regardless of the occurrence of a Market Disruption Event.

A “Global Business Day” means any day on which the Dow Jones EURO STOXX 50 Index, the Nikkei 225® Index, the Dow Jones Industrial Average, the Hang Seng Index and the FTSETM 100 Index, or any respective successor index, is calculated and published. Please note, however, that Nikkei 225 Index, the FTSE 100 Index and the Hang Seng Index are not Basket Indices.

An “Index Business Day” means, for each Basket Index, a day on which that Basket Index or any successor index is calculated and published.

Because the Starting Value will be set to 97, which is less than the Threshold Value, we will pay you a Supplemental Redemption Amount only if the Ending Value is approximately 3.1% greater than the Starting Value on the Valuation Date. If the Ending Value is less than or equal to the Threshold Value, the Supplemental Redemption Amount will be zero. We will pay you the principal amount of your PROCEEDS, in addition to any interest payment due, regardless of whether any Supplemental Redemption Amount is payable.

Interest

The interest payable on the PROCEEDS will vary and may be zero. We will pay interest, if any, in cash monthly on the third Banking Business Day following each Commencement Date provided that the interest payable on November     , 2012 will be payable on the maturity date. A “Commencement Date” is the Global Business Day following the Interest Determination Date for each month, beginning December     , 2007. An “Interest Determination Date” for any month is the last Global Business Day of that month; provided, however, that if the next succeeding day that is a Monday, Tuesday, Wednesday, Thursday or Friday is not a scheduled Global Business Day, the Interest Determination Date for that month will be the first Global Business Day of the following month from which the next succeeding day that is a Monday, Tuesday, Wednesday, Thursday or Friday is a scheduled Global Business Day. If an interest payment date falls on a day that is not a Banking Business Day, the interest payment, if any, to be made on that interest payment date will be made on the next succeeding Banking Business Day with the same force and effect as if made on that interest payment date, and no additional interest will be paid as a result of the delayed payment. A “Banking Business Day” means any day other than a Saturday or Sunday that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

The interest payments, if any, on the PROCEEDS will depend on the income, if any, deemed to be derived from the Basket Units held in the Reference Index over each monthly calculation period, and the level of the Reference Index at the end of that period as described in the next paragraph. This hypothetical income from the Basket Units (the “Basket Unit Income”) will be determined on the Interest Determination Date and will be based on the United States dollar value of the cash dividends in respect of the stocks included in the Basket Indices and the value of premiums in respect of call options on the Basket Indices. See “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement. The Zero Coupon Bond Units and the Leverage Units will not produce hypothetical income for purposes of the interest payments on the PROCEEDS.

The interest payment on the PROCEEDS, if any, for any monthly calculation period will be based on figures determined on the Interest Determination Date and will equal:

Number of Basket Units x Adjusted Monthly Income

provided the Calculation Agent determines that the level of the Reference Index (less any Basket Unit Income) is greater than 105% of the Floor Level at the close of business on the Interest Determination Date of any monthly calculation period, except the last monthly calculation period before the maturity date. For a description of how the Adjusted Monthly Income is calculated, see “Description of the Index Basket—Calculation of the Value of the Index Basket” in this prospectus supplement.

Each monthly interest calculation period will commence on, and include, each Commencement Date and will extend to, but exclude, the next Commencement Date, provided that the initial monthly calculation period will commence on, and include, the initial settlement date for the PROCEEDS and the final monthly calculation period will extend to, and include, the Valuation Date. No interest will accrue on the PROCEEDS after the Valuation Date. The interest payment date related to any monthly calculation period with respect to which interest is paid will be the interest payment date following the Interest Determination Date of the applicable monthly calculation period or, with respect to the final monthly calculation period, the stated maturity date. The Calculation Agent will notify the indenture trustee of the amount of interest payable on or before the second Banking Business Day immediately following the Interest Determination Date of the applicable monthly calculation period. Interest will be payable to the persons in whose names the PROCEEDS are registered at the close of business on the Commencement Date, except any interest due on the maturity date will be payable to the person to whom principal is payable.

As described above, the interest, if any, on the PROCEEDS will depend on the allocation of the hypothetical funds to the Basket Units and on the United States dollar value of the Basket Unit Income. However, if at the close of business on the Interest Determination Date of any monthly calculation period (except the last monthly calculation period before the maturity date), the Calculation Agent determines that the United States dollar equivalent of the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, the Calculation Agent will be deemed to reinvest the value of any Basket Unit Income relating to that monthly calculation period in the Basket Units at the close of business on the next Commencement Date (by increasing the number of Basket Units included in the Reference Index) and no interest will be payable on the PROCEEDS on the interest payment date relating to that monthly calculation period. See “The US-Euro PROCEEDS Index—Calculation of The Reference Index— Reinvestment of the Basket Unit Income” in this prospectus supplement.

If the amount allocated to the Basket Units is zero at any time during the term of the PROCEEDS (either following an Allocation Determination Event or a Defeasance Event), it will remain zero for the remaining term of the PROCEEDS and no interest will be paid for the remaining term of the PROCEEDS. See “Risk Factors— Risk Factors Relating to the PROCEEDS and the Reference Index—Less than 100%, and possibly none, of the hypothetical funds tracked by the Reference Index may be allocated to the Basket Units” in this prospectus supplement.

Adjustments to the Reference Index; Market Disruption Events

If the value (including a closing value) of any component of the Reference Index is unavailable on any Business Day because of a Market Disruption Event or otherwise, unless deferred by the Calculation Agent as described below, the Calculation Agent will determine the value of each Index Component for which no value is available as follows:

•

the level of any Basket Index for which no level is available will be the arithmetic mean, as determined by the Calculation Agent, of the level of that Basket Index obtained from as many dealers in equity securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that level available to the Calculation Agent;

•

the value of any hypothetical call option related to a Basket Index for which no value is available will be the arithmetic mean, as determined by the Calculation Agent, of the offer prices of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent;

•

the value of the Zero Coupon Bond Units will be the arithmetic mean, as determined by the Calculation Agent, of the value of the hypothetical bond tracked by the Zero Coupon Bond Units obtained from as many dealers in fixed-income securities (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of those dealers, as will make that value available to the Calculation Agent; and

•	the value, if any, of the Leverage Units will be calculated as described in the section entitled “The US-Euro PROCEEDS Index” in this prospectus supplement.

The Calculation Agent will use the United States dollar equivalents of the levels of the Basket Indices and the related United States dollar values of the hypothetical call options to determine the value of the Basket Units. The Calculation Agent will then calculate the level of the Reference Index and, if earlier than the Valuation Date, will determine whether an Allocation Determination Event has occurred. If the Calculation Agent determines that an Allocation Determination Event has occurred, it will reallocate the hypothetical funds tracked by the Reference Index as described in the section entitled “The US-Euro PROCEEDS Index—Reallocation of the Hypothetical Funds tracked by the Reference Index” in this prospectus supplement.

The determination of any of the above values or of an Allocation Determination Event by the Calculation Agent in the event any of those values is unavailable may be deferred by the Calculation Agent for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the relevant values in consultation with ML&Co. No reallocation of the level of the Reference Index will occur on any day the determination of any of the above values is so deferred.

A “Business Day” means any day on which the New York Stock Exchange (the “NYSE”), the American Stock Exchange (the “AMEX”) and The Nasdaq Stock Market (the “Nasdaq”) are open for trading.

“Market Disruption Event” means either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the a Basket Index or any successor index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the applicable exchange (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in option contracts or futures contracts related to a Basket Index or any successor index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the applicable exchange;

(2)	a limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the applicable exchange will constitute a Market Disruption Event;

(3)	a decision to permanently discontinue trading in the relevant futures, or option contracts related to the Reference Index, or any successor index, will not constitute a Market Disruption Event;

(4)	a suspension in trading in a futures or option contract on the applicable Basket Index, or any successor index by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension or material limitation of trading in futures or option contracts related to that Basket Index;

(5)	an absence of trading on the applicable exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(6)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the calculation agent, will be considered “material”.

The occurrence of a Market Disruption Event could affect the calculation of the payment you may receive on the maturity date. See the section entitled “—Payment on the maturity date” above.

All determinations made by the Calculation Agent are to be made in good faith and in a commercially reasonable manner and, absent a determination of a manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the PROCEEDS.

Events of Default and Acceleration

In case an Event of Default (as described under “Description of Debt Securities—Events of Default” in the accompanying general prospectus supplement) with respect to any PROCEEDS has occurred and is continuing, the amount payable to a holder of a PROCEEDS upon any acceleration permitted by the PROCEEDS, with respect to each PROCEEDS, will be equal to the principal amount and the Supplemental Redemption Amount, if any, calculated as though the date of acceleration were the stated maturity date of the PROCEEDS, provided, however, the Index Adjustment Factor will be applied to the values used to calculate the Supplemental Redemption Amount as if the PROCEEDS had not been accelerated and had remained outstanding to the stated maturity date. See “—Payment on the maturity date” in this prospectus supplement.

In case of default in payment of the PROCEEDS, whether at an interest payment date, the stated maturity date or upon acceleration, from and after that date the PROCEEDS will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined solely for purposes of determining the rate of interest upon default in payment, by reference to Reuters page FEDFUNDS1 under the caption “EFFECT” to the extent that payment of any interest is legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the PROCEEDS to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, the Federal Funds Rate will be:

(1)	the rate with respect to the particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(2)	if the rate referred to in clause (1) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to the particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the calculation agent prior to 9:00 A.M., New York City time, on the Banking Business Day following that interest determination date, or

(3)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (2), the Federal Funds Rate for the Banking Business Day preceding the particular interest determination date.

FEES, DEDUCTIONS AND CHARGES

Your return on the PROCEEDS will reflect the deduction of the following costs over the term of the PROCEEDS:

Index Adjustment Factor. The level of the Reference Index will reflect a 1.15% per annum reduction (the “Index Adjustment Factor”) that will be applied and accrue daily on the daily closing level of the Reference Index to the benefit of the Calculation Agent on the basis of a 365-day year from the date the PROCEEDS are issued to the public through the Valuation Date. The Index Adjustment Factor will remain at 1.15% per annum for as long as any hypothetical funds are allocated to Basket Units. If at any time the allocation of hypothetical funds to the Basket Units is zero, the Index Adjustment Factor will not apply. However, if at any time the allocation of the hypothetical funds is between 10% and 1% exposure to Basket Units, the Fee Protection Factor will act such that it decrease the allocation to the Basket Units and increases the allocation to the Zero Coupon Bond Units. This is similar to reducing the allocation units by a nominal fee amount. See the section entitled “The US-Euro PROCEEDS Index—Reallocation of the hypothetical funds tracked by the Reference Index—Allocation Determination Events” in this prospectus supplement.

Daily Leverage Charge. To the extent that the hypothetical investment in the Basket Units is leveraged (i.e., increased with hypothetical borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the interest expense deemed to have been incurred on those borrowed funds (the “Daily Leverage Charge”). The Daily Leverage Charge will equal the number of Leverage Units outstanding on the applicable day multiplied by the Federal Funds rate on the applicable day plus 0.5%, divided by 360. This deemed interest expense will reduce the level of the Reference Index on each day that the Reference Index includes Leverage Units.

Solely for purposes of determining the Daily Leverage Charge, “Federal Funds rate” means:

(1)	the rate on any day for United States dollar federal funds as published in H.15(519) under the caption “Federal Funds (Effective)” and displayed on Bloomberg Financial Markets or any successor service on page FEDL or any other page as may replace page FEDL on that service (“Bloomberg Page FEDL”); or

(2)	if the rate referred to in clause (1) does not appear on Bloomberg Page FEDL or is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”; or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the relevant date, the rate on that date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include MLPF&S or its affiliates, selected by the Calculation Agent as of 9:00 A.M., New York City time, on that date; or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds rate in effect on that date.

Implicit Sales Charge. An implicit sales charge will be paid to MLPF&S upon the purchase of the PROCEEDS because the Starting Value will be set to 97 on the Pricing Date, while the Threshold Value equals 100. In order for you to receive a Supplemental Redemption Amount on the maturity date, the Ending Value must exceed the Threshold Value on the Valuation Date. Therefore, the level of the

Reference Index must increase by approximately 3.1% for you to receive an amount in excess of $10 per unit of the PROCEEDS. This is analogous to paying an up front sales charge of 3% per unit of the PROCEEDS.

Basket Adjustment Factor. The Calculation Agent will deduct the Basket Adjustment Factor from the closing value of the Index Basket, thereby reducing the value of the Basket Units. Because the level of the Reference Index is based in part on the value of the Basket Units, the Basket Adjustment Factor will reduce the level of the Reference Index. The Basket Adjustment Factor will equal a pro rata amount equal to 1.00% per annum of the daily value of the Index Basket at the end of the previous day accrued daily on the basis of a 365-day year and will be subtracted from the Basket Unit Income at the end of each day prior to effecting any reallocation that day; provided, however, the value of the Basket Adjustment Factor for any monthly calculation period will not exceed the value of the Basket Unit Income for that monthly calculation period. The hypothetical value of the Basket Adjustment Factor will accrue to the benefit of the Calculation Agent. Because the Basket Adjustment Factor reduces the value of the Index Basket, the return on an investment in the “covered call” strategy represented by the Index Basket, and therefore the Reference Index and the PROCEEDS, will be less than a return on a “covered call” strategy on the Index Basket that did not include the Basket Adjustment Factor.

THE US-EURO PROCEEDS INDEX

The US-Euro PROCEEDS Index is a composite index that will track the performance of hypothetical investments in two assets, the Basket Units and the Zero Coupon Bond Units, and one liability, the Leverage Units. Provided that a Defeasance Event does not occur, the amount of hypothetical funds allocated to each of the Index Components is expected to vary over the term of the PROCEEDS. The Calculation Agent will adjust the allocations systematically using the Reference Index formula, which is described below under “—Reallocation of the Hypothetical Funds tracked by the Reference Index”, that systematically shifts hypothetical funds among the Index Components based on the performance of the Basket Units (including as a result of any change in the value of the United States dollar relative to the European Union euro), prevailing interest rates and market conditions. The formula will cause the allocations of hypothetical funds to vary over the term of the PROCEEDS in order to participate in any appreciation of the Basket Units, but only to the extent consistent with the objective that the Reference Index level is at least 100 on the scheduled Valuation Date. As a result, the performance of the Reference Index may differ significantly from the performance of each of the Index Components.

The Index Components are defined as follows:

Each “Basket Unit” will track the value of an initial US$100 hypothetical investment in the Index Basket. The “Index Basket” is a hypothetical investment in a “covered call” strategy in which (i) an investment in United States dollars in each of the indices in the Index Basket (the “Basket Indices”) is purchased and (ii) call options on the Basket Indices are sold in United States dollars on a monthly basis for a one month term. The Basket Indices will be the Dow Jones Industrial Average, which is denominated United States dollars, and the Dow Jones EURO STOXX 50 Index, which is denominated in European Union euros. The Basket Indices will initially be equally weighted as of the Pricing Date based upon the United States dollar equivalent of their respective levels and will be rebalanced annually as described in this prospectus supplement. The Basket Indices are described in the section entitled “Description of the Index Basket—Determination of the Basket Indices” in this prospectus supplement. The Basket Unit value will be reduced by the daily accrual of the Basket Adjustment Factor, as described in the section entitled “Fees, Deductions and Charges” in this prospectus supplement.

Each “Zero Coupon Bond Unit” will track the value of a $100 face value hypothetical investment in a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon United States dollar swap rates as published on Bloomberg Financial Markets Page EDS. The applicable zero coupon rate will be estimated from the United States dollar swap rate yields corresponding to the published maturities closest in time to the scheduled Valuation Date. The Calculation Agent may, when necessary, estimate the applicable zero coupon rate by interpolating the appropriate United States dollar swap rate yields based on those published maturities. The Zero Coupon Bond Units will bear no interest after the scheduled Valuation Date.

Each “Leverage Unit” will track the value of $1 of hypothetical borrowings used to increase the exposure to the Basket Units. To the extent that exposure to the Basket Units is leveraged (i.e., increased with borrowed funds) through the use of Leverage Units, the number of Leverage Units will be increased daily by an amount equal to the Daily Leverage Charge. The Daily Leverage Charge will reduce the level of the Reference Index.

The PROCEEDS are debt securities of ML&Co. An investment in the PROCEEDS does not entitle you to any dividends, voting rights, option premiums or any other ownership interest in the securities included in the Reference Index.

The initial allocations of hypothetical funds to the Index Components as set on the Pricing Date are expected to be between 80% and 90% in Basket Units, between 10% and 20% in Zero Coupon Bond Units and 0% in Leverage Units. We expect the allocations among the Index Components to change upon an Allocation Determination Event, as described below. The formula will not allocate more than 150% of the hypothetical funds to the Basket Units. The relative allocations among each Index Component will be determined by the formula described herein and calculated by the Calculation Agent.

Defeasance Events

A “Defeasance Event” will have been deemed to have occurred if the Cushion is less than 1% on any Index Business Day. Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS. This means that, while a holder of Basket Units would benefit from a subsequent increase in the value of the Basket Units, a holder of PROCEEDS would not.

If, at the time of a Defeasance Event, the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, then that excess amount will be allocated in Zero Coupon Bond Units and the Reference Index will track the value of one Zero Coupon Bond Unit plus this additional excess amount for the remaining term of the PROCEEDS.

If the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is equal to or less than the Floor Level, then the Reference Index will track the value of one Zero Coupon Bond Unit for the remaining term of the PROCEEDS.

Because the amount of the interest payments on the PROCEEDS will depend on the performance of the Basket Units in the Reference Index, no interest will be paid for the remaining term of the PROCEEDS after the occurrence of a Defeasance Event. In addition, the Reference Index will not participate in any subsequent increase in the value of the Basket Units and your payment on the maturity date will be limited to the $10 principal amount per unit (except as described in the first sentence of the immediately preceding paragraph).

Calculation of the Reference Index

The daily closing values of the Reference Index, the Basket Units and the Zero Coupon Bond Units will be published on each Business Day on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying those closing values as identified by the Calculation Agent) and will be the respective values determined as of 4:00 p.m. (New York City time) on any Business Day.

The level of the Reference Index and the daily closing values of each of the Index Components will be calculated by the Calculation Agent. The level of the Reference Index will be set to 97 on the Pricing Date, with between 80% and 90% of the hypothetical funds expected to be allocated to the Basket Units, between 10% and 20% of the hypothetical funds expected to be allocated to the Zero Coupon Bond Units and 0% of the hypothetical funds expected to be allocated to the Leverage Units. Thereafter, the level of the Reference Index on any Business Day will equal the United States dollar equivalent (based on the spot rate quoted at the time of valuation as determined by the Calculation Agent, in its sole discretion) of the sum of closing value of the Basket Units in the Reference Index and the value of the Zero Coupon Bond Units in the Reference Index, less the value of Leverage Units representing hypothetical borrowed funds outstanding and reduced by a pro rata portion of the Index Adjustment Factor.

In addition, the level of the Reference Index will include the value of the Basket Unit Income, if any, if that income is to be hypothetically reinvested in the Basket Units at the close of business on the Commencement Date of the next monthly calculation period, as described below under “—Reinvestment of the Basket Unit Income”.

The level of the Reference Index on any day that is not a Business Day will equal the level of the Reference Index on the previous day minus the Index Adjustment Factor and the Daily Leverage Charge for that day regardless of any changes in the levels of the Basket Indices on that day.

Reinvestment of the Basket Unit Income

At the close of business on the Interest Determination Date of each monthly calculation period (except for the last monthly calculation period before the maturity date) and after effecting any reallocation for that day, the Calculation Agent will determine the Basket Unit Income. If, at that time, the level of the Reference Index (less any Basket Unit Income) is less than 105% of the Floor Level, then the interest payment on the PROCEEDS for that monthly period will be zero. Under these circumstances, the Calculation Agent will be deemed to reinvest the Basket Unit Income at the close of business on the Commencement Date of the next monthly calculation period in additional Basket Units at a price per unit that does not include that Basket Unit Income (calculated as described under “Description of the Index Basket—Calculation of the Index Basket”).

Reallocation of the hypothetical funds tracked by the Reference Index

After the Pricing Date, the allocation of the hypothetical funds tracked by the Reference Index to the Basket Units and the Zero Coupon Bond Units will be modified if an Allocation Determination Event occurs. Reallocations of the hypothetical funds are designed to allow participation in any appreciation in the value of the Basket Units, but only to the extent consistent with the objective that the level of the Reference Index is at least 100 on the scheduled Valuation Date and will be effected through the hypothetical purchase and sale of Basket Units and Zero Coupon Bond Units. Reallocations of the hypothetical funds may involve the hypothetical purchase and sale of fractional Basket Units and fractional Zero Coupon Bond Units.

Allocation Determination Events

An “Allocation Determination Event” will occur and a reallocation will be effected if the absolute value of the difference in (i) the United States dollar equivalent of the closing value of the Basket Units in the Reference Index divided by the United States dollar equivalent of the closing level of the Reference Index on any Business Day and (ii) the Targeted Exposure is greater than 5%. In general, the Targeted Exposure may increase following increases in the value of the Basket Units or decreases in the Floor Level (due to interest rate increases). Using Leverage Units, the Targeted Exposure may equal up to 150% (the “Maximum Leverage”). In general, the Targeted Exposure may decrease following decreases in the value of the Basket Units or increases in the Floor Level (due to interest rate decreases).

The target allocation of hypothetical funds tracked by the Reference Index to the Basket Units (the “Targeted Exposure”) upon the occurrence of an Allocation Determination Event will depend on the United States dollar equivalent of the last available closing level of the Reference Index (the “Last Value”), the Floor Level and the Trading Multiple, and is subject to the Maximum Leverage.

The Targeted Exposure will equal:

Cushion x Trading Multiple,

provided, the Targeted Exposure will not exceed 150%.

The “Cushion” equals: (Last Value minus the Floor Level)/Last Value; provided, however, that in no instance will the Cushion be less than zero.

The “Floor Level” for any date will equal the value of a hypothetical zero coupon bond maturing on the scheduled Valuation Date with a yield equal to the applicable zero coupon rate based upon United States dollar swap rates, plus the Fee Protection Factor, if any.

The “Trading Multiple” is set at 5.0.

The “Fee Protection Factor” will increase the Floor Level when the then current value of the Zero Coupon Bond Units (“ZCBU Value”) equals 90% or more of the Last Value. In such an instance, the Floor Level will be increased upon the occurrence of an Allocation Determination Event by an amount equal to:

.20 x the number of years to the maturity date x Zero Coupon Bond Unit Contribution where the number of years to the maturity date allows for fractional years and the “Zero Coupon Bond Unit Contribution” equals:

(10% -	(	Last Value – ZCBU Value	))	÷ 9%
Last Value

provided, however, that in no instance will the Zero Coupon Bond Unit Contribution be less than zero or greater than one. Upon the occurrence of a Defeasance Event where the amount resulting from the hypothetical sale of the Basket Units added to the value of the Zero Coupon Bond Units in the Reference Index is greater than the Floor Level, the Zero Coupon Bond Unit Contribution will equal one.

The effect of the Fee Protection Factor is to decrease the Targeted Exposure when the level of the Reference Index is equal to or greater than 90% of the value of the Zero Coupon Bond Units upon the occurrence of an Allocation Determination Event. This, in turn, will increase the allocation of hypothetical funds to the Zero Coupon Bond Units so that the level of the Reference Index should equal at least 100 on the scheduled Valuation Date, inclusive of all fees, deductions and charges described under “Fees, Deductions and Charges” in this prospectus supplement.

The Calculation Agent will determine whether an Allocation Determination Event has occurred at the beginning of each Business Day up to and including the Valuation Date. For purposes of determining an Allocation Determination Event, the value of hypothetical call options in the Index Basket will be determined using mid-market implied volatility (or the arithmetic mean of bid-side and offered-side implied volatility). See “Description of the Index Basket—Hypothetical Call Options—Valuation of Call Options” in this prospectus supplement.

The Calculation Agent may defer the determination of the values of the Basket Units and the Zero Coupon Bond Units for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this deferral period, the Calculation Agent will determine the values of the Basket Units and the Zero Coupon Bond Units. No reallocation of the hypothetical funds tracked by the Reference Index will occur on any day the determination of the value of the Basket Units and the Zero Coupon Bond Units is deferred by the Calculation Agent.

If the Calculation Agent determines that an Allocation Determination Event has occurred, the Calculation Agent will determine the Targeted Exposure, or the percentage of the hypothetical funds that must be allocated to the Basket Units pursuant to the formula. The Targeted Exposure will be determined on the basis of the United States dollar equivalents (based on the spot rate quoted at the time of valuation) of the values at the close of business on the previous Business Day. At the close of business on the Business Day on which an Allocation Determination Event has occurred, the Calculation Agent will reallocate the hypothetical funds.

The Targeted Exposure cannot be greater than 150% or less than 0%. If the Targeted Exposure is greater than 100%, the hypothetical borrowed funds necessary to make the hypothetical investment in the Basket Units in excess of 100% of the level of the Reference Index will be obtained through the allocation to the Leverage Units.

Reallocation procedures

Reallocations may involve hypothetical sales and purchases of Basket Units and Zero Coupon Bond Units. The number of Basket Units to be hypothetically sold or purchased will be determined by the Calculation Agent at the beginning of each Business Day on which the Calculation Agent has determined that an Allocation Determination Event has occurred. However, those hypothetical sales or purchases will be effected at the United States dollar equivalents (based on the spot rate quoted at the time of valuation) of the values (as determined by the Calculation Agent) of Basket Units and Zero Coupon Bond Units at the close of business on the date of reallocation. Any reallocation on the Interest Determination Date of any monthly calculation period will be effected through the hypothetical purchase or sale of Basket Units at a price that includes the Basket Unit Income for that monthly calculation period. Hypothetical purchases of Basket Units will be made at prices that reflect the United States dollar equivalent (based on the spot rate quoted at the time of valuation) of the value of call options determined using bid-side implied volatility and hypothetical sales of Basket Units will be made at prices that reflect the value of call options determined using offered-side implied volatility. See “Risk Factors—Risk Factors Relating to the Basket Units—The valuation of hypothetical call options for purposes of determining the occurrence of an Allocation Determination Event will be different than the valuation of hypothetical call options for purposes of effecting a reallocation” and “Description of the Index Basket—Hypothetical Call Options—Valuation of Hypothetical Call Options” in this prospectus supplement.

If the reallocation results in an increased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Zero Coupon Bond Units and the hypothetical purchase of Basket Units with the hypothetical proceeds of the sale. Any purchase of Basket Units that cannot be effected through the sale of Zero Coupon Bond Units will be effected using the Leverage Units. The Leverage Units will be increased by the amount necessary to purchase the Basket Units, subject to the Maximum Leverage.

The hypothetical sale of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant offered-side swap rates. The hypothetical purchase of Zero Coupon Bond Units will be made at prices that reflect the value of zero coupon bonds determined using relevant bid-side swap rates.

If the reallocation results in a decreased percentage of hypothetical funds tracked by the Reference Index allocated to the Basket Units, the reallocation will involve the hypothetical sale of Basket Units. The hypothetical proceeds of this sale will be used first to reduce any allocation to the Leverage Units to zero and then to make hypothetical purchases of Zero Coupon Bond Units.

The number of Basket Units and Zero Coupon Bond Units in the Reference Index will then be adjusted to reflect the units hypothetically sold or purchased as a result of the reallocation.

The Calculation Agent will determine whether an Allocation Determination Event has occurred and, if so, the Targeted Exposure based on the values of the Reference Index, the Basket Units and the Floor Level at the close of business on the previous Business Day and any necessary reallocation will be effected at the close of business on the Business Day on which the occurrence of the Allocation Determination Event is determined. As a result:

•

the Calculation Agent may determine that an Allocation Determination Event has occurred even if the values of the Reference Index, the Index Basket and the Floor Level at the time the reallocation is effected would not result in an Allocation Determination Event;

•

the Reference Index may be exposed to a greater extent of losses on the Basket Units between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation than would be the case if a reallocation were effected immediately following determination of the Targeted Exposure;

•

the Reference Index may not participate as fully in any appreciation of the Basket Units that occurs between the determination of the occurrence of an Allocation Determination Event and the resulting reallocation as it would if the reallocation were effected immediately following determination of the Targeted Exposure; and

•

the Calculation Agent may effect a greater or lesser allocation to the Basket Units than otherwise would be required if the occurrence of an Allocation Determination Event were determined by the Calculation Agent at the end of that Business Day.

See “Risk Factors—Risk Factors Relating to the Basket Units—There may be delays between the determination of an Allocation Determination Event and reallocation of hypothetical funds which could affect the level of the Reference Index” in this prospectus supplement.

Reallocation upon the occurrence of Defeasance Events

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS, even if at the close of business on that Business Day the value of the Cushion is greater than 1%.

If the amount allocated to the Basket Units falls to zero at any time, it will remain zero for the remaining term of the PROCEEDS and the reallocation procedures described in this section will no longer apply. If the value of the Basket Units subsequently increases, the Reference Index will not participate in that increase. See “Risk Factors—Risk Factors Relating to the PROCEEDS and the Reference Index—The performance of the Basket Units may exceed the performance of the Reference Index” in this prospectus supplement.

Reallocation following a 10% decline in the level of any Basket Index

If at any time during any Index Business Day the level of any Basket Index has declined from its closing level on the previous Index Business Day by 10% or more, the Calculation Agent, as soon as reasonably practicable, will determine the Targeted Exposure and reallocate the hypothetical funds at the close of business on the Business Day that decline is determined so that the percentage of hypothetical funds invested in the Basket Units is as close as is reasonably practicable to the Targeted Exposure, as described under “—Reallocation of hypothetical funds allocated to the Index Components” above. This reallocation will be effected even if an Allocation Determination Event has not occurred or if an Allocation Determination Event was determined to have occurred.

Allocation Determination Events—Hypothetical Examples

The following are seven hypothetical examples of the effects of Allocation Determination Events. These hypothetical examples assume that: (i) purchases and sales of Basket Units to effect reallocations are at prices that reflect the value of hypothetical call options determined using mid-market implied volatility; (ii) the level of the Reference Index does not change between the determination of an Allocation Determination Event and the subsequent reallocation; (iii) the Basket Units have a value of 100; and (iv) the Zero Coupon Bond Units have a value of 86.

EXAMPLE 1: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ENTIRE VALUE OF THE HYPOTHETICAL FUNDS TRACKED BY THE REFERENCE INDEX TO BE ALLOCATED TO THE BASKET UNITS

An Allocation Determination Event requires the entire value of the hypothetical funds tracked by the Reference Index to be allocated to the Basket Units, but without using the Leverage Units.

Before Reallocation:	After Reallocation
Level of the Reference Index: 107.50	Level of the Reference Index: 107.50
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 20.00%	Targeted Exposure: 100%
Amount Allocated to Basket Units: 75.00	Amount Allocated to Basket Units: 107.50
Amount Allocated to Zero Coupon Bond Units: 32.50	Amount Allocated to Zero Coupon Bond Units: 0.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

EXAMPLE 2: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO GREATER THAN 100% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires reallocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is greater than 100%, the Leverage Units must be used.

Before Reallocation:	After Reallocation
Level of the Reference Index: 110.00	Level of the Reference Index: 110.00
Floor Level: 86.00	Floor Level: 86.00
Cushion: approximately 21.82%	Targeted Exposure: approximately 109.09%
Amount Allocated to Basket Units: 86.00	Amount Allocated to Basket Units: 120.00
Amount Allocated to Zero Coupon Bond Units: 24.00	Amount Allocated to Zero Coupon Bond Units: 0.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 10.00

EXAMPLE 3: AN ALLOCATION DETERMINATION EVENT REQUIRES THE USE OF THE LEVERAGE UNITS TO INCREASE THE ALLOCATION TO THE BASKET UNITS TO 150% OF THE VALUE OF THE HYPOTHETICAL FUNDS

An Allocation Determination Event requires allocation of more than the entire value of the hypothetical funds tracked by the Reference Index to the Basket Units. Because the Targeted Exposure is at the maximum of 150%, the maximum amount of the Leverage Units must be used.

Before Reallocation:	After Reallocation
Level of the Reference Index: 123.35	Level of the Reference Index: 123.35
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 30.28%	Targeted Exposure: 150.00%
Amount Allocated to Basket Units: 165.00	Amount Allocated to Basket Units: 185.03
Amount Allocated to Zero Coupon Bond Units: 0.00	Amount Allocated to Zero Coupon Bond Units: 0.00
Amount Allocated to Leverage Units: 41.65	Amount Allocated to Leverage Units: 61.68

EXAMPLE 4: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED AND THE REDUCTION OF THE LEVERAGE UNITS TO ZERO BEFORE INCREASING THE ALLOCATION TO THE ZERO COUPON BOND UNITS

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced. The Leverage Units Amount must be reduced to zero before any reallocation to the Zero Coupon Bond Units can be effected.

Before Reallocation:	After Reallocation
Level of the Reference Index: 101.25	Level of the Reference Index: 101.25
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 15.06%	Targeted Exposure: approximately 75.31%
Amount Allocated to Basket Units: 109.50	Amount Allocated to Basket Units: 76.25
Amount Allocated to Zero Coupon Bond Units: 0.00	Amount Allocated to Zero Coupon Bond Units: 25.00
Amount Allocated to Leverage Units: 8.25	Amount Allocated to Leverage Units: 0.00

EXAMPLE 5: AN ALLOCATION DETERMINATION EVENT REQUIRES THE ALLOCATION TO THE BASKET UNITS TO BE REDUCED

An Allocation Determination Event requires the allocation of the value of the hypothetical funds tracked by the Reference Index to the Basket Units to be reduced.

Before Reallocation:	After Reallocation
Level of the Reference Index: 101.25	Level of the Reference Index: 101.25
Floor Level: 86.00	Floor Level 86.00
Cushion: approximately 15.06%	Targeted Exposure: 75.31%
Amount Allocated to Basket Units: 90.00	Amount Allocated to Basket Units: 76.25
Amount Allocated to Zero Coupon Bond Units: 11.25	Amount Allocated to Zero Coupon Bond Units: 25.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

EXAMPLE 6: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS GREATER THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:	After Reallocation
Level of the Reference Index: 86.35	Level of the Reference Index: 86.25
Floor Level: 86.10*	Floor Level 86.10
Cushion: 0.41%	Targeted Exposure: 0.00%
Amount Allocated to Basket Units: 47.00	Amount Allocated to Basket Units: 0.00
Amount Allocated to Zero Coupon Bond Units: 82.35	Amount Allocated to Zero Coupon Bond Units: 86.25
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

EXAMPLE 7: A DEFEASANCE EVENT OCCURS, REQUIRING THE ALLOCATION TO THE BASKET UNITS TO BE ZERO AND THE AMOUNT RESULTING FROM THE HYPOTHETICAL SALE OF THE BASKET UNITS ADDED TO THE VALUE OF THE ZERO COUPON BOND UNITS IN THE REFERENCE INDEX IS LESS THAN THE FLOOR LEVEL

Upon the occurrence of a Defeasance Event, no hypothetical funds will be allocated to the Basket Units and no hypothetical funds will be allocated to the Basket Units for the remaining term of the PROCEEDS.

Before Reallocation:	After Reallocation
Level of the Reference Index: 85.50	Level of the Reference Index: 85.40
Floor Level: 86.10*	Floor Level 86.10
Cushion: -0.58%	Targeted Exposure: 0.00%
Amount Allocated to Basket Units: 5.00	Amount Allocated to Basket Units: 0.00
Amount Allocated to Zero Coupon Bond Units: 80.50	Amount Allocated to Zero Coupon Bond Units: 86.00
Amount Allocated to Leverage Units: 0.00	Amount Allocated to Leverage Units: 0.00

*	Reflects an increase due to the Fee Protection Factor.

Hypothetical Historical Data on the Reference Index

The following tables and graphs set forth hypothetical historical levels of the Reference Index, monthly income (expressed in United States dollars (based on the then currency spot levels) per $10 principal amount per unit of PROCEEDS) and the Index Basket price level (excluding dividends) at the end of each month during six different five year periods beginning on the last Global Business Day in July in 1997, 1998, 1999, 2000, 2001 and 2002. This hypothetical information has been calculated as if the Reference Index and each Index Component had existed during that period. The hypothetical results described below are dependent on the dates on which the calculations for each period are begun and the results you would realize on an investment in the PROCEEDS will be dependent on the Pricing Date.

The following hypothetical historical information should not be taken as an indication of the future performance of the Reference Index over the term of the PROCEEDS or future interest payments or the actual total payment on the maturity date on the PROCEEDS.

The following hypothetical historical information has been calculated by the Calculation Agent on the same basis as the Reference Index and the interest payments will be calculated. However, the calculations used to determine the hypothetical historical closing level of the Reference Index contain assumptions and necessary estimates and approximations that will not be reflected in the calculation of the level of the Reference Index and interest payments over the term of the PROCEEDS. As a result, the following hypothetical historical values of the Reference Index and monthly income may be different than they would be if those assumptions were not made and those estimates and approximations were not necessary to calculate the hypothetical historical values of the Reference Index and monthly income.

The calculations assume that:

•	the Reference Index was created on the first day of each 5 year period with a level of 97;

•	the last Business Day of each month was a Global Business Day and the next succeeding Business Day was a Global Business Day;

•	the relevant currency exchange rates were equal to those rates as reported on Bloomberg Financial Markets for the relevant day;

•

upon the occurrence of a modification related to any Basket Index, the adjusted price reported on Bloomberg Financial Markets which adjusts for that modification was used to reflect the impact of that modification on that Basket Index as well as the call option related to that Basket Index;

•

the dividends in respect of the stocks included in the Dow Jones Industrial Average were equal to those reported by Dow Jones and the dividends in respect of the stocks included in the Dow Jones EURO STOXX 50 Index were equal to those derived from the comparison of the Dow Jones EURO STOXX (Total Return) Index (index symbol “SX5T”) and the Dow Jones EURO STOXX 50 Index (index symbol “SX5E”), as reported on Bloomberg Financial Markets;

•

the estimates for each monthly calculation period of the dividends to be paid in respect of the stocks included in the Basket Indices used in connection with determining the value of the Basket Index and exercise price for the hypothetical call options for that monthly calculation period were equal to the actual dividends paid on those stocks during that monthly calculation period;

•

the maximum exercise price of any hypothetical call option was 120% of the last price of the related Basket Index as reported on Bloomberg Financial Markets for the day the hypothetical call option was priced;

•

the implied volatilities for each Basket Index were equal to the historical values reported on Bloomberg Financial Markets, except in the case of the implied volatilities for the Dow Jones EURO STOXX 50 Index prior to June 9, 1998, which were derived from the 21-day subsequent realized volatilities; and

•

reallocations between Basket Units and Zero Coupon Bond Units were at mid-volatility or mid-swap rates (rather than at the bid-volatility or bid-swap rates which will be used for hypothetical purchases of Basket Units or Zero Coupon Bond Units, or the offered-volatility or offered-swap rates which will be used for hypothetical sales of Basket Units or Zero Coupon Bond Units, in order to effect a reallocation).

The following hypothetical values have not been verified by an independent third party. The volatilities for the Dow Jones Euro STOXX 50 were adjusted to reflect the currency exchange rate exposure by adding the difference between the 21-day rolling realized volatility of the Dow Jones Euro STOXX 50 valued in United States dollars and the 21-day rolling index volatility of the Dow Jones Euro STOXX 50 valued in the European Union euros. Withholding taxes were ignored in calculating the dividends paid in respect of the stocks included in each of the Basket Indices, except in the case of the net dividends in respect of the stocks included in the Dow Jones EURO STOXX 50 Index as communicated by STOXX Limited (“STOXX”). The options values were calculated using 86.67% of the historical implied mid-volatility available on Bloomberg Financial Markets for the one month comparable listed options and the historical short-term mid-interest rates available on Bloomberg Financial Markets. Swap rates used to calculate the hypothetical Zero Coupon Bond Units were taken from Bloomberg Financial Markets.

	1998			1999			2000
60 Month Period Beginning July 31, 1998	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January				91.01	0.50957	102.58	89.92	0.58651	107.69
February				88.49	0.48667	99.92	90.29	0.49238	108.26
March				89.94	0.47185	102.41	91.18	0.55474	110.58
April				92.33	0.56409	106.58	89.23	0.43488	107.58
May				89.54	0.56734	103.07	88.25	0.42405	107.07
June				91.69	0.61203	106.89	88.83	0.35998	106.99
July	97.00		100.00	90.07	0.62068	104.93	88.42	0.32795	105.52
August	84.43	0.52214	85.95	91.18	0.60979	106.93	89.19	0.34153	106.26
September	84.84	0.32844	84.94	89.39	0.48000	103.68	87.98	0.24503	100.64
October	86.91	0.28998	91.77	91.54	0.51360	107.97	88.41	0.20372	101.71
November	89.41	0.45576	97.92	92.69	0.60295	110.06	88.07	—	97.72
December	90.20	0.48961	99.99	96.11	0.75230	115.18	90.24	—	102.76

	2001			2002			2003
	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January	91.47	—	103.01	94.84	—	80.50	99.28	—	63.48
February	90.70	—	95.69	95.22	—	81.24	99.42	—	61.43
March	90.36	—	89.13	94.62	—	84.08	99.57	—	60.65
April	90.74	—	94.06	95.56	—	81.20	99.66	—	67.50
May	90.86	—	91.86	95.90	—	80.89	99.79	—	70.68
June	90.65	—	88.43	96.55	—	76.88	99.90	—	71.72
July*	90.94	—	88.34	97.36	—	68.86	100.00	—	73.29
August	92.39	—	83.84	98.27	—	69.04
September	93.98	—	74.15	98.57	—	58.44
October	95.19	—	76.68	98.78	—	65.80
November	94.62	—	81.75	98.85	—	69.70
December	94.58	—	83.59	99.16	—	65.66

*	A Defeasance Event occurred on July 10, 2001.

	1999			2000			2001
60 Month Period Beginning July 30, 1999	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January				97.48	1.25082	102.72	90.87	0.33720	98.31
February				97.73	1.02414	103.31	88.61	0.24580	91.33
March				99.35	1.14955	105.51	87.17	—	85.06
April				95.24	0.96446	102.65	87.82	—	89.80
May				93.37	0.90729	102.17	87.47	—	87.69
June				93.11	0.76826	102.09	86.76	—	84.42
July	97.00	—	100.00	91.48	0.69979	100.68	89.00	—	84.34
August	98.96	1.14786	101.91	91.93	0.72412	101.39	89.04	—	80.04
September*	94.88	0.93573	98.81	88.39	0.52154	96.03	89.49	—	70.79
October	99.26	1.00787	102.93	88.72	0.43571	97.05	91.04	—	73.21
November	101.41	1.17375	104.95	86.99	0.37069	93.24	89.85	—	78.05
December	107.98	1.29844	109.86	89.97	0.35795	98.08	89.45	—	79.80

	2002			2003			2004
	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January	89.94	—	76.85	97.08	—	60.62	99.27	—	79.01
February	90.58	—	77.56	97.52	—	58.66	99.43	—	80.18
March	89.52	—	80.29	97.69	—	57.91	99.56	—	77.28
April	90.95	—	77.54	97.90	—	64.46	99.63	—	75.72
May	91.43	—	77.24	98.27	—	67.49	99.75	—	76.06
June	92.28	—	73.41	98.37	—	68.49	99.88	—	77.41
July	94.80	—	65.75	98.75	—	69.98	100.00	—	74.50
August	95.38	—	65.93	98.70	—	70.40
September	96.24	—	55.80	98.93	—	69.68
October	96.46	—	62.83	98.90	—	73.98
November	95.99	—	66.55	98.96	—	75.15
December	97.05	—	62.70	99.16	—	78.13

*	A Defeasance Event occurred on September 18, 2001.

	2000			2001			2002
60 Month Period Beginning July 31, 2000	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January				91.68	0.56458	98.03	85.00	—	76.62
February				87.44	0.41859	91.06	85.92	—	77.33
March				84.55	0.24686	84.82	84.46	—	80.06
April				85.62	0.26608	89.53	86.26	—	77.31
May				84.84	0.26259	87.44	86.91	—	77.02
June				83.55	0.19528	84.18	87.89	—	73.20
July	97.00	—	100.00	85.03	—	84.09	89.56	—	65.56
August	98.01	1.20670	101.09	84.74	—	79.81	90.88	—	65.73
September*	91.30	0.90334	95.75	84.20	—	70.58	92.27	—	55.64
October	91.51	0.75548	96.77	85.74	—	72.99	92.34	—	62.65
November	87.68	0.64320	92.97	85.16	—	77.82	87.68	0.64320	92.97
December	91.41	0.60440	97.79	84.47	—	79.56	94.24	—	62.52

	2003			2004			2005
	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January	94.01	—	60.44	97.05	—	78.78	98.64	—	79.01
February	94.86	—	58.49	97.49	—	79.95	98.77	—	81.18
March	95.00	—	57.74	97.77	—	77.05	100.24	—	79.36
April	95.29	—	64.27	97.54	—	75.50	100.24	—	76.25
May	96.26	—	67.29	97.70	—	75.84	100.24	—	77.35
June	96.25	—	68.29	97.90	—	77.18	100.24	—	77.35
July	94.92	—	69.78	98.07	—	74.28	100.24	—	78.84
August	94.70	—	70.20	98.26	—	74.23
September	96.04	—	69.47	98.44	—	74.95
October	95.49	—	73.76	98.35	—	76.45
November	96.38	—	74.93	98.29	—	78.37
December	96.91	—	77.90	98.47	—	81.21

*	A Defeasance Event occurred on September 24, 2001.

	2001			2002			2003
60 Month Period Beginning July 31, 2001	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January				86.33	0.281719	90.92	90.02	—	71.72
February				87.15	0.242916	91.76	91.22	—	69.40
March				86.91	0.324509	95.00	91.25	—	68.52
April				86.87	0.249980	91.74	91.55	—	76.26
May				87.12	0.241879	91.39	93.16	—	79.85
June				86.58	—	86.86	93.01	—	81.03
July*	97.00	—	100.00	84.89	—	77.80	92.19	—	82.80
August	91.78	0.643688	94.70	87.70	—	78.00	91.76	—	83.30
September	85.39	0.224709	83.76	89.43	—	66.02	93.64	—	82.44
October	87.32	0.213430	86.61	89.45	—	74.34	92.69	—	87.53
November	87.67	0.293918	92.34	88.25	—	78.74	92.42	—	88.91
December	87.67	0.334570	94.41	90.47	—	74.19	93.18	—	92.44

	2004			2005			2006
	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January	93.44	—	93.48	95.11	—	93.75	97.85	—	96.77
February	94.13	—	94.87	94.87	—	96.33	98.13	—	97.46
March	94.64	—	91.43	94.97	—	94.17	98.47	—	99.46
April	94.03	—	89.59	95.52	—	90.48	98.83	—	102.05
May	94.23	—	89.99	95.92	—	91.78	99.23	—	99.08
June	94.46	—	91.59	96.27	—	91.79	99.63	—	99.10
July	94.68	—	88.14	96.59	—	93.56	100.07	—	99.76
August	94.91	—	88.08	96.89	—	92.82
September	95.12	—	88.93	96.66	—	94.29
October	95.34	—	90.71	96.85	—	92.08
November	94.79	—	92.99	97.18	—	93.82
December	95.11	—	96.37	97.53	—	94.93

*	A Defeasance Event occurred on July 25, 2002.

	2002			2003			2004
60 Month Period Beginning July 31, 2002	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January				91.01	0.234407	95.38	99.18	0.410914	124.32
February				91.21	—	92.30	100.23	0.398575	126.16
March*				90.48	—	91.12	98.71	0.286842	121.59
April				92.60	0.191402	101.42	97.09	0.286904	119.14
May				95.19	0.234683	106.19	97.14	0.293621	119.67
June				95.21	0.245811	107.76	97.77	0.267252	121.80
July	97.00	—	100.00	94.26	0.301039	110.11	97.51	0.219084	117.22
August	98.71	0.619062	103.73	93.97	0.274734	110.77	97.50	0.199843	117.14
September	90.39	0.288276	87.80	95.25	0.258049	109.63	97.81	0.186407	118.27
October	93.22	0.291650	98.86	96.17	0.315241	116.40	98.36	0.152013	120.63
November	94.30	—	104.72	96.57	—	118.24	98.24	0.253302	123.66
December	93.04	0.284439	98.66	98.58	0.356431	122.93	99.57	0.230261	128.15

	2005			2006			2007
	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level	Reference Index Level	Monthly Income	Basket Price Level
January	98.38	0.196923	124.68	99.80	0.136680	128.69	103.78	0.184165	146.41
February	98.80	0.181582	128.11	100.06	0.163457	129.61	103.36	0.158495	143.83
March	97.83	0.137803	125.23	100.70	0.171453	132.26	103.76	0.198427	145.38
April	97.02	0.180237	120.33	101.49	0.169026	135.71	104.92	0.203315	150.56
May	97.58	—	122.05	100.75	—	131.77	105.69	0.348727	153.43
June	97.77	0.147729	124.42	100.78	—	131.79	105.53	0.201915	152.34
July	98.35	0.111720	123.44	100.99	—	132.67	105.06	—	149.00
August	98.27	0.143851	125.39	101.51	—	135.07
September	98.74	0.136441	122.45	102.07	0.150785	137.69
October	98.30	—	124.77	102.77	0.177897	140.81
November	98.83	—	126.24	102.81	0.206797	143.18
December	99.21	—	124.68	103.37	0.189788	145.38

*	A Defeasance Event occurred on March 7, 2003.

DESCRIPTION OF THE INDEX BASKET

The “Index Basket” is designed to track the performance of a hypothetical investment in a portfolio using a “covered call” strategy on the indices in the Index Basket (the “Basket Indices”). A “covered call” strategy on an index is an investment strategy in which an investor:

•	buys an investment in the index; and

•	sells call options on the index with exercise prices higher than the level of the index when the options are priced.

The “covered call” strategy provides income from option premiums, or the value of the option when it is priced, helping, to a limited extent, to offset losses if there is a decline in the level of the index to which the options relate. However, the strategy limits participation in appreciation of the index beyond the option’s exercise price. Thus, in a period of significant stock market increases, the “covered call” strategy will tend to produce lower returns than ownership of an investment in the related index. See “Risk Factors—Risk Factors Relating to the Basket Units—The appreciation of the Index Basket will be capped due to the “covered call” strategy” in this prospectus supplement.

The hypothetical call options included in the Index Basket will be sold on a monthly basis for a one month term. The hypothetical call options are not intended to represent or indicate that any of those options exist or are capable of being traded. For more information about the hypothetical call options, see “—Hypothetical Call Options” in this prospectus supplement.

The value of the Index Basket will also include the United States dollar value of dividends on the stocks included in the Basket Indices. The Basket Indices and their respective dividend yields, Index Multipliers, Index Currencies, exchange rates between the United States dollar and their Index Currencies and index levels are shown below. The “dividend yield” for each Basket Index is determined by annualizing, for each stock included in that Basket Index, the last quarterly, semi-annual or annual ordinary cash dividend for which the ex-dividend date has occurred, excluding any extraordinary dividend, summing the result and then dividing that result by the last available level of that Basket Index on the date that dividend yield is to be determined.

Index	Dividend Yield(1)	Index Multiplier(2)	Currency	Exchange Rate(1)	Index Level(1)	Index Basket Value(3)
Dow Jones Industrial Average	2.26%		United States dollar	1	13,042.70
Dow Jones EURO STOXX 50 Index	3.27%		European Union euro	1.4678	6,308.35

				Index Basket value:		100

(1)	As of November 9, 2007, as obtained from Bloomberg Financial Markets.
(2)	As of the Pricing Date, as obtained from the Calculation Agent based upon equal weightings of the Basket Indices on the Pricing Date and an Index Basket value of 100 on the Pricing Date.
(3)	Determined by the Calculation Agent by multiplying the Index level by the applicable exchange rate and Index Multiplier.

The Index Multipliers will be recalculated by the Calculation Agent on the Interest Determination Date for the month of each year during which the anniversary of the Pricing Date occurs (the “Annual Rebalancing Date”). The “Index Multiplier” is set so that each Basket Index represents approximately an equal percentage of the Index

Basket in United States dollars as of the Annual Rebalancing Date. As an example, if the value of the Index Basket as of the close of business on an Annual Rebalancing Date equaled 120, then both of the Basket Indices would be allocated a portion of the value of the Index Basket equal to 60 and if, for example, the United States dollar equivalent of the closing level of a the Dow Jones Euro STOXX Index on the Annual Rebalancing Date was 1000, the applicable Index Multiplier would be 0.060. If the Index Basket equaled 180, then both of the Basket Indices would be allocated a portion of the value of the Index Basket equal to 90 and if the United States dollar equivalent of the closing level of the Dow Jones EURO STOXX 50 on the Annual Rebalancing Date was 1000, the applicable Index Multiplier would be 0.090.

In order to preserve the continuity of the value of the Index Basket, if any hypothetical call option has a value greater than zero at expiration, the Index Multiplier of the related Basket Index will be reduced by an amount that, when multiplied by the United States dollar equivalent of the closing level of the related Basket Index on the last Index Business Day of the monthly period, equals the value of the hypothetical option at expiration.

Adjustments to the Basket Indices

If at any time STOXX or Dow Jones & Company, Inc. (“Dow Jones”) (each an “Index Publisher”) makes a material change in the formula for or the method of calculating its respective Basket Index or any successor index or in any other way materially modifies that index so that the index does not, in the opinion of the Calculation Agent, fairly represent the level of that index had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing level of that index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to that index as if those changes or modifications had not been made, and calculate the closing level with reference to that index, as so adjusted. Accordingly, if the method of calculating a Basket Index or successor index is modified so that the level of that index is a fraction or a multiple of what it would have been if it had not been modified, e.g., due to a split, then the Calculation Agent will make appropriate adjustments to that index in order to arrive at a level of that index as if it had not been modified, e.g., as if a split had not occurred.

Discontinuance of the Basket Indices

If an Index Publisher discontinues publication of its respective Basket Index and the Index Publisher or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to that Basket Index (a “successor index”), then, upon the Calculation Agent’s notification of that determination to the indenture trustee and ML&Co., the Calculation Agent will substitute the successor index as calculated by the relevant Index Publisher or any other entity for that Basket Index and calculate the Ending Value as described above under “Description of the PROCEEDS—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor index, ML&Co. will cause notice to be given to holders of the PROCEEDS.

In the event that an Index Publisher discontinues publication of its respective Basket Index and:

•	the Calculation Agent does not select a successor index; or

•	the successor index is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for that Basket Index in accordance with the procedures last used to calculate that Basket Index before any discontinuance. If a successor index is selected or the Calculation Agent calculates a level as a substitute for that Basket Index as described below, the successor index or level will be used as a substitute for that Basket Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If an Index Publisher discontinues publication of its respective Basket Index before the Valuation Date and the Calculation Agent determines that no successor index is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor index is available,

the Calculation Agent will determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuance of the publication of a Basket Index may adversely affect trading in, or the trading value of, the PROCEEDS.

Calculation of the Value of the Index Basket

The value of the Index Basket will be calculated at the close of business on each Business Day by the Calculation Agent and published on Reuters Page MEREDUS13 (or any successor page for the purpose of displaying that value as identified by the Calculation Agent). The value of the Index Basket will be equal to 100 on the Pricing Date. The value of the Index Basket on each Business Day will equal the sum of the United States dollar equivalent of (i) the closing levels of the Basket Indices and (ii) the Adjusted Monthly Income, less (iii) the Current Option Value (determined as described under “—Hypothetical Call Options—Valuation of hypothetical call options” in this prospectus supplement). The value of the Index Basket on any day that is not a Business Day will equal the value of the Index Basket on the previous Business Day as reduced by the pro rata portion of the Basket Adjustment Factor for that day.

The “Adjusted Monthly Income” will equal the sum of the hypothetical income related to each of the Basket Indices (the “Monthly Income”), reduced by the pro rata portion of the Basket Adjustment Factor. The Monthly Income for each Basket Index will equal the sum of (i) the product of the United States dollar value of the dividends per share paid on the stocks included in such Basket Index and the applicable Index Multiplier and (ii) value of premiums in respect of hypothetical call options (less the Premium Adjustment, if any).

If the highest exercise price bid for any option is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, a Premium Adjustment will be subtracted from the cash dividends and the Targeted Monthly Premium. A “Premium Adjustment” is the difference between the Target Monthly Premium in respect of that Basket Index and the actual highest monthly premium in respect of that hypothetical call option with an exercise price equal to 102% of the closing level of that Basket Index.

The “Targeted Monthly Premium” equals the adjusted annual target yield less the annual dividend yield as determined by the Calculation Agent on that Basket Index on the Commencement Date of that monthly calculation period, multiplied by the closing level of that Basket Index on the day the hypothetical call option is priced, divided by 12. The adjusted annual target yield is obtained by increasing the annual target yield of 10% on the Index Basket on the Commencement Date of each monthly calculation period by an amount intended to, but which may or may not, offset the value of the Basket Adjustment Factor. The annual target yield has the rate described above, and does not represent a guarantee, representation or estimate of the actual annual yield of the PROCEEDS.

For purposes of determining the United States dollar equivalent of the closing level of the Dow Jones EURO STOXX 50 or the dividends on the stocks included in that Basket Index on any date, the applicable currency exchange rates will be the currency exchange rates in the interbank market quoted as one unit of the relevant currency in United States dollars as reported by Reuters Group PLC (“Reuters”), or any substitute service, at approximately the time every exchange on which a stock included in that Basket Index is listed has closed for trading, on the relevant date. If the currency exchange rates are not so quoted on Reuters, or any substitute service, then those currency exchange rates will equal the noon buying rate in New York for cable transfers in the relevant currencies as announced by the Federal Reserve Bank of New York for customs purposes (the “Noon Buying Rate”). If the Noon Buying Rate is not announced on that date, then those currency exchange rates will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 5:00 p.m., New York City time, on the relevant date for the purchase or sale for deposits in the relevant currencies by the London offices of three leading banks engaged in the interbank market (selected in the sole discretion of the Calculation Agent) (the “Reference Banks”). If fewer than three Reference Banks provide spot quotations, then those currency exchange rates will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the Calculation Agent at approximately 5:00 p.m., New York City time, on the relevant date from two leading commercial banks in New York (selected in the sole discretion of the Calculation Agent), for the purchase or sale for deposits in the relevant currencies. If these spot quotations are available from only one bank, then the Calculation Agent, in its sole discretion, will determine which quotation is available and reasonable to be used. If no spot quotation is available, then those currency exchange rates will be the rate the Calculation Agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on the relevant date.

If any hypothetical call option has a value greater than zero at expiration, the value of that option will be removed from the value of the Index Basket at the close of business on the day the option expires. In order to preserve the continuity of the value of the Index Basket following any removal, the contributing United States dollar equivalent of the value of the related Basket Index to the Index Basket will be reduced by an amount equal to the value of the option at expiration. This reduction will be effected by decreasing the Index Multiplier of the related Basket Index by an amount that, when multiplied by the United States dollar equivalent of the closing level of the related Basket Index on the Interest Determination Date of the monthly calculation period, equals the value of the hypothetical option at expiration. The reduction of the Index Multiplier of a Basket Index under these circumstances will reduce the contributing value of the Basket Index to the Index Basket. Because these reductions will have the effect of ensuring the continuity of the value of the Index Basket, they will not result in Allocation Determination Events. The reduced Index Multiplier will be used to calculate the value of the Index Basket, and thus the value of the Basket Units, through the following monthly calculation period.

The value of a cash dividend or distribution will be included in the Basket Unit Income at the close of business on the ex-dividend date for that dividend or distribution and will be valued in United States dollars daily. The value of premiums in respect of hypothetical call options will be included in the Basket Unit Income at the close of business on the day on which the hypothetical call option is priced.

The Basket Unit Income will be removed from the value of the Index Basket at the close of business on the Interest Determination Date of the related monthly calculation period, the value of which will be determined using the relevant exchange rates on that day. The Basket Unit Income will be zero until hypothetical call options are priced during the following monthly calculation period or until the next ex-dividend date for a stock included in a Basket Index. The removal of Basket Unit Income will reduce the value of the Index Basket and may therefore cause an Allocation Determination Event in which the allocation to the Basket Units is reduced, even if the levels of the Basket Indices have not fallen. For risks associated with the occurrence of an Allocation Determination Event under these circumstances, see “Risk Factors—Risk Factors Relating to the Basket Units—The removal of the value of the Basket Unit Income will reduce the value of the Basket Units at the end of each monthly calculation period and may cause an Allocation Determination Event” in this prospectus supplement.

Hypothetical Call Options

Terms of hypothetical call options

The Calculation Agent will price hypothetical cash-settled call options relating to each of the Basket Indices on a monthly basis for a one month term, beginning on the Pricing Date. Hypothetical call options on each Basket Index will be priced in United States dollars on the Commencement Date of each monthly calculation period. The United States dollar value of the hypothetical call options relating to a Basket Index will correlate to the United States dollar value of the notional amount of that Basket Index used to calculate the value of the Index Basket on the day the options are priced.

Each hypothetical call option will:

•	expire on the Interest Determination Date of the monthly calculation period;

•	be automatically settled on the Interest Determination Date of the monthly calculation period if the closing level of that Basket Index on that day exceeds the exercise price; and

•	have an exercise price greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced.

The exercise price of each hypothetical call option will be determined through the bidding process described below. Before seeking bids on the exercise price of a hypothetical call option, the Calculation Agent will determine the option’s Target Monthly Premium. Once the Calculation Agent has determined the Target Monthly Premium for a hypothetical call option, it will seek exercise prices for that hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The exercise price for the hypothetical call option will equal the highest exercise price quoted by these dealers or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related Target Monthly Premium will be included in the value of the Index Basket at close of business on the day the hypothetical call option is priced.

If the highest exercise price bid is less than 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced, the Calculation Agent will set the exercise price of the hypothetical call option at 102% of the closing level of the related Basket Index on the day the hypothetical call option is priced and will seek quotations for premiums for the hypothetical call option from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding five of those dealers, as will make bid prices available to the Calculation Agent. The premium for the hypothetical call option will equal the highest premium quoted by these dealers in United States dollars or, in the Calculation Agent’s absolute discretion, any higher exercise price as the Calculation Agent determines to be quoted by another principal market participant, and the value of this hypothetical call option and the related premium will be included in the value of the Index Basket at the close of business on the day the hypothetical call option is priced. Under these circumstances, in order to achieve the Target Monthly Premium, the Basket Unit Income will be less than it would have been if the highest exercise price bid had been greater than or equal to 102% of the closing level of the related Basket Index on the day the hypothetical call option was priced, except to the extent that the United States dollar value of the dividends on the stocks included in the Basket Indices are higher than the United States dollar value of the historical dividends on those stocks by an amount sufficient to offset the difference between the actual Basket Unit Income and the Basket Unit Income that would have resulted if the premium in respect of each hypothetical call option had been equal to its Target Monthly Premium.

In seeking exercise prices or premiums from dealers in options in respect of hypothetical call options relating to any of the Basket Indices, the Calculation Agent may reject any exercise price or premium that does not meet the requirements for hypothetical call options stated above or that relates to a notional amount of the related Basket Index that is different than the notional amount of that Basket Index used to calculate the value of the Index Basket with respect to the outstanding number of PROCEEDS at the close of business on the Index Business Day for the related Basket Index prior to the date on which the options are priced.

The level of any Basket Index on any Index Business Day for that Basket Index will be the United States dollar equivalent of the level as published by the applicable Index Publisher. The level of any Basket Index on any day that is not an Index Business Day for that Basket Index where a Market Disruption Event has not occurred will equal the level of that Basket Index on the previous Index Business Day.

The terms of the hypothetical call options will provide for adjustments to reflect the occurrence of a modification affecting a Basket Index (such as, for example, a split).

Valuation of hypothetical call options

The “Current Option Value” is the sum of the mark-to-market value of each hypothetical call option and will be determined by the Calculation Agent at the close of business on each Business Day using accepted option valuation methods. The valuation methods take into account variables such as:

•	the closing level of the related Basket Index as of the time the hypothetical call option is valued;

•	the cumulative normal distribution function (a fixed statistical function), which determines the probability of a variable falling within a given range under specified conditions;

•	the exercise price of the hypothetical call option;

•	the computed continuously compounded annualized current dividend yield on the related Basket Index based on expected dividends;

•	the exchange rate of the European Union euro in terms of the United States dollar;

•	the U.S. dollar interest rate as of the time the hypothetical call option is valued, converted into a continuously compounded rate; and

•	the implied volatility of the related Basket Index (determined by the Calculation Agent as described below).

At the time the hypothetical call option is priced, the U.S. dollar interest rate will equal U.S. dollar LIBOR as calculated and published at that time by Bloomberg Financial Markets, or another recognized source selected by the Calculation Agent at that time, based on the time to maturity of that hypothetical call option. During the remaining term of the hypothetical call option, the interest rate will equal the published interest rate for a term identical to the remaining term of the hypothetical call option. If an interest rate for a term identical to the remaining term of the hypothetical call option is not published, the Calculation Agent will determine the interest rate used to compute the value of an option by interpolating between the published rate for a shorter term nearest to the term of the hypothetical call option and the published rate for a longer term nearest to the term of the hypothetical call option. All interest rates will be converted by the Calculation Agent into a rate compounded on a continuous basis.

The annualized current dividend yield for a Basket Index on which an option is priced will be calculated on any Business Day by annualizing (based on a 365-day year) to the end of that monthly calculation period the result obtained by summing the ordinary dividend or dividends (as described above in “Description of the Index Basket” in this prospectus supplement) historically paid by each issuer of a stock included in that Basket Index during the most recent period corresponding to the current monthly calculation period (or if the issuer of that stock has publicly disclosed that any dividend payable during the monthly calculation period in which the hypothetical call option is being priced will be a different amount than the most recent corresponding historical dividend, the amount publicly disclosed by that issuer) and then dividing that result by the closing level of that Basket Index on that day. The annualized current dividend yield for any stock included in a Basket Index on which an option is priced will be zero:

•

for the remainder of each monthly calculation period following the ex-dividend date for that stock corresponding to the final ex-dividend date in the most recent period corresponding to the current monthly calculation period; and

•	in each monthly calculation period in which an ordinary dividend has not been payable historically (because the dividend is payable annually, semiannually, quarterly or otherwise),

in either case, unless and until the issuer of that stock publicly discloses a dividend payable during the remainder of that monthly calculation period, in which case the annualized current dividend yield will be calculated using the amount publicly disclosed by that issuer.

The implied volatility of a hypothetical call option on any Business Day is:

•	when hypothetically purchasing Basket Units, the bid-side implied volatility;

•	when hypothetically selling Basket Units, the offered-side implied volatility; and

•	under all other circumstances, the mid-market implied volatility (i.e., the arithmetic mean of the bid-side and offered-side implied volatility)

of the relevant Basket Index as determined by the Calculation Agent by interpolating from the implied volatility surface for the most comparable call options listed on the AMEX, the Chicago Board Options Exchange, the International Securities Exchange or other applicable exchanges on the relevant Basket Index as determined by the Calculation Agent in accordance with option pricing methodologies selected by the Calculation Agent, taking into account the nearest exercise price and maturity and using the U.S. dollar interest rate and dividend yield determined as described above.

If no value of a hypothetical call option is available on any date because of a Market Disruption Event, because the Calculation Agent determines that the market for the listed options described above is not sufficiently liquid (based upon factors including, but not limited to, the time elapsed since the last trade in options relating to the relevant Basket Index, the size of the open interest in call options with related exercise prices and maturities relating to that Basket Index and the size of the bid-offer relative to the number of hypothetical options related to that Basket Index to be priced on that day in respect of the PROCEEDS then outstanding) for the purpose of calculating the implied volatility of any hypothetical call option or otherwise, or if the reported prices for the listed options described above contain or are the result of manifest error, or otherwise, unless deferred by the Calculation Agent as described in the next paragraph, the value of that hypothetical call option will be the arithmetic mean, as determined by the Calculation Agent, of the United States dollar value of that option obtained from as many dealers in options (which may include MLPF&S or any of our other subsidiaries or affiliates), but not exceeding three of these dealers, as will make that value available to the Calculation Agent.

The Calculation Agent may defer the determination of the United States dollar values of the hypothetical call options for up to ten consecutive Business Days on which Market Disruption Events are occurring. Following this period, the Calculation Agent will determine the United States dollar values of the hypothetical call options in consultation with ML&Co. No determination of the value of the Index Basket or reallocation of hypothetical funds in the Reference Index will occur on any day the determination of the values of the hypothetical call options is deferred by the Calculation Agent.

The Basket Indices

The Dow Jones EURO STOXX 50 Index

All disclosure contained in this prospectus supplement regarding the Dow Jones Euro STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, has been derived from publicly available sources. The information reflects the policies of, and is subject to change by STOXX. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

The Dow Jones EURO STOXX 50 Index was created by STOXX, a joint venture founded by SWX Group, Deutsche Börse AG and Dow Jones & Company, Inc. (“Dow Jones”). Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial level of the Dow Jones EURO STOXX 50 Index of 1,000 at December 31, 1991.

The Dow Jones EURO STOXX 50 Index was created by STOXX Limited to reflect the market-capitalization weighted performance of large companies from the major industry groupings in Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal and Spain. The companies included in the Dow Jones EURO STOXX 50 Index account for approximately 60% of the free-float market capitalization of the Dow Jones EURO STOXX Total Market Dow Jones EURO STOXX 50 Index, which in turn accounts for approximately 95% of the free-float market capitalization of the countries with companies eligible for inclusion in the Dow Jones EURO STOXX 50 Index.

The Dow Jones EURO STOXX 50 Index is currently calculated by: (i) multiplying the per share price of each underlying security by the number of free-float adjusted outstanding shares (and, if the stock is not quoted in euros, then multiplying by the related country currency and an exchange factor which reflects the exchange rate between the related country currency and the euro); (ii) calculating the sum of all these products (the “Index Aggregate Market Capitalization”); and (iii) dividing the Index Aggregate Market Capitalization by a divisor which represents the Index Aggregate Market Capitalization on the base date of the Dow Jones EURO STOXX 50 Index and which can be adjusted to allow changes in the issued share capital of individual underlying securities, including the deletion and addition of stocks, the substitution of stocks, stock dividends and stock splits, to be made without distorting the Dow Jones EURO STOXX 50 Index. Because of this capitalization weighting, movements in share prices of the underlying securities of companies with relatively greater market capitalization will have a greater effect on the level of the entire Dow Jones EURO STOXX 50 Index than will movements in share prices of the underlying securities of companies with relatively smaller market capitalization.

The weight of each stock that comprises the Dow Jones EURO STOXX 50 Index is capped at 10% of the Dow Jones EURO STOXX 50 Index’s total free-float market capitalization. The free-float weights are reviewed quarterly.

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, and changes are implemented on the third Friday in September, using market data from the end of August as the basis for the review process. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes those companies which, within the eligible countries and within each industry sector, have the greatest market capitalization. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made entirely by STOXX without consultation with the companies represented in the Dow Jones EURO STOXX 50 Index or ML&Co. The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis, and a change in the composition of the Dow Jones EURO STOXX 50 Index may be necessary if there have been extraordinary events for one of the issuers of the underlying securities, e.g., delisting, bankruptcy, merger or takeover. In these cases, the event is taken into account as soon as it is effective. The underlying securities may be changed at any time for any reason. Neither STOXX nor any of its founders is affiliated with ML&Co. nor have they participated in any way in the creation of the PROCEEDS.

ML&Co. or its affiliates may presently or from time to time engage in business with the publishers, owners, founders or creators of the Dow Jones EURO STOXX 50 Index or any of its successors or one or more of the issuers of the underlying securities, including extending loans to, making equity investments in or providing advisory services, including merger and acquisition advisory services, to the publishers, their successors, founders or creators or to any of the issuers. In the course of business with the issuers, ML&Co. or its affiliates may acquire non-public information with respect to the issuers. ML&Co. may also act as market maker for the common stocks of the issuers. ML&Co. does not make any representation to any purchaser of the PROCEEDS with respect to any matters whatsoever relating to any of the publishers, their successors, founders or creators or to any of the issuers. Any prospective purchaser of the PROCEEDS should undertake an independent investigation of the issuers of the underlying securities and with respect to the competency of its publisher to formulate and calculate the Dow Jones EURO STOXX 50 Index as in its judgment is appropriate to make an informed decision with respect to an investment in the PROCEEDS. The composition of the Dow Jones EURO STOXX 50 Index does not reflect any investment or sell recommendations of ML&Co. or its affiliates.

A representative of an affiliate of ML&Co. may from time to time be a member of the STOXX Limited Advisory Committee. STOXX states in its Guide to the Dow Jones STOXX Indexes that STOXX’s Advisory Committee advises the Supervisory Board on matters relating to the Dow Jones EURO STOXX 50 Index. This advisory committee proposes changes in the composition of the Dow Jones EURO STOXX 50 Index to the Supervisory Board and makes recommendations with respect to the accuracy and transparency of the Dow Jones EURO STOXX 50 Index computation. Decisions on the composition and changes in the Dow Jones EURO STOXX 50 Index are reserved to the Supervisory Board.

Historical data on the Dow Jones EURO STOXX 50 Index

The following table sets forth the level of the Dow Jones EURO STOXX 50 Index at the end of each month in the period from January 2002 through October 2007. This historical data on the Dow Jones EURO STOXX 50 Index is not necessarily indicative of the future performance of the Dow Jones EURO STOXX 50 Index or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the Dow Jones EURO STOXX 50 Index during any period set forth below is not an indication that the Dow Jones EURO STOXX 50 Index is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2002	2003	2004	2005	2006	2007
January	3,670.26	2,248.17	2,839.13	2,984.59	3,691.41	4,178.54
February	3,624.74	2,140.73	2,893.18	3,058.32	3,774.51	4,087.12
March	3,784.05	2,036.86	2,787.49	3,055.73	3,853.74	4,181.03
April	3,574.23	2,324.23	2,787.48	2,930.10	3,839.90	4,392.34
May	3,425.79	2,330.06	2,749.62	3,076.70	3,637.17	4,512.65
June	3,133.39	2,419.51	2,811.08	3,181.54	3,648.92	4,489.77
July	2,685.79	2,519.79	2,720.05	3,326.51	3,691.87	4,315.69
August	2,709.29	2,556.71	2,670.79	3,263.78	3,808.70	4,294.56
September	2,204.39	2,395.87	2,726.30	3,428.51	3,899.41	4,381.71
October	2,518.99	2,575.04	2,811.72	3,320.15	4,004.80	4,489.79
November	2,656.85	2,630.47	2,876.39	3,447.07	3,987.23
December	2,386.41	2,760.66	2,951.01	3,578.93	4,119.94

The Dow Jones EURO STOXX 50 Index is denominated in European Union euros and, as a result, the contribution to the value of the Index Basket by the Dow Jones EURO STOXX 50 Index and the dividends paid by the stocks included in that index will be affected by changes in the exchange rate between the United States dollar and the European Union euro. The following table sets forth the historical United States dollar/European Union euro exchange rates (expressed as the number of United States dollars for which one European Union euro could be purchased) at the end of each month from January 2002 through October 2007. Any upward or downward trend in the value of the United States dollar against the European Union euro during any period set forth below is not an indication that the United States dollar is more or less likely to increase or decrease in value against the European Union euro at any time during the term of the PROCEEDS.

	2002	2003	2004	2005	2006	2007
January	0.859300	1.076800	1.247800	1.303800	1.215600	1.303300
February	0.869300	1.080600	1.249300	1.322800	1.192100	1.322900
March	0.871700	1.091500	1.231600	1.296400	1.211800	1.335400
April	0.900500	1.118400	1.198000	1.287300	1.263400	1.364800
May	0.934200	1.178400	1.218800	1.230400	1.280800	1.345300
June	0.991400	1.151100	1.219900	1.210800	1.279000	1.354200
July	0.977600	1.123200	1.201800	1.212300	1.276700	1.368300
August	0.982300	1.098400	1.218300	1.234600	1.281300	1.363000
September	0.986600	1.165600	1.243600	1.202600	1.267400	1.426700
October	0.990300	1.159300	1.279800	1.199200	1.276200	1.448800
November	0.994300	1.199500	1.327900	1.178800	1.324300
December	1.049200	1.259500	1.355400	1.184900	1.319900

The following graph sets forth the United States dollar equivalent of the level of the Dow Jones EURO STOXX 50 Index for the period presented in the preceding tables. This historical information is furnished as a matter of information only and should not be taken as an indication of future performance.

License Agreement

STOXX and ML&Co. have entered into a non-exclusive license agreement providing for the license to ML&Co. and its wholly-owned subsidiaries, in exchange for a fee, of the right to use the EURO STOXX 50 Index, which is owned and published by STOXX, in connection with certain securities and other products, including the PROCEEDS.

The license agreement between STOXX and ML&Co. provides that the following language must be set forth in this prospectus supplement:

“The Dow Jones EURO STOXX 50 Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50 Index and the related trademarks have been licensed for certain purposes by Merrill Lynch & Co., Inc.

STOXX, Dow Jones and Dow Jones EURO STOXX 50 Index are trademarks of Dow Jones & Company, Inc. and have been licensed for use. STOXX and Dow Jones have no relationship to Merrill Lynch & Co., Inc., other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the PROCEEDS. STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the PROCEEDS.

•	Recommend that any person invest in the PROCEEDS or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the PROCEEDS.

•	Have any responsibility or liability for the administration, management or marketing of the PROCEEDS.

•	Consider the needs of the owners of the PROCEEDS in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones will not have any liability in connection with the PROCEEDS. Specifically,

•      STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

The results to be obtained by the PROCEEDS, the owner of the PROCEEDS or any other person in connection with the use of the Dow Jones EURO STOXX 50 Index and the data included in the Dow Jones EURO STOXX 50 Index;

The accuracy or completeness of the Dow Jones EURO STOXX 50 Index and its data;

The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data;

STOXX and Dow Jones will not have liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data;

•      Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between the Merrill Lynch and Co., Inc. and STOXX is solely for their benefit and not for the benefit of the owners of the PROCEEDS or any other third parties.”

The Dow Jones Industrial Average

All disclosure contained in this prospectus supplement regarding the Dow Jones Industrial Average, including, without limitation, its make-up, method of calculation and changes in its components has been derived from publicly available sources. The information reflects the policies of Dow Jones as stated in these sources and these policies are subject to change at the discretion of Dow Jones. ML&Co. and MLPF&S have not independently verified the accuracy or completeness of that information.

The Dow Jones Industrial Average is a price-weighted index (i.e., the weight of a component stock in the Index is based on its price per share rather than the total market capitalization of the issuer of the component stock) comprised of 30 common stocks chosen by the editors of The Wall Street Journal (the “WSJ”), which is published by Dow Jones, as representative of the broad market of U.S. industry. The Dow Jones Industrial Average is not limited to traditionally defined industrial stocks. Instead, the Dow Jones Industrial Average serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods. Although there are no pre-determined criteria for inclusion of a component stock, the corporations represented in the Dow Jones Industrial Average are U.S. companies that tend to be leaders within their respective industries, with stocks that are typically widely held by individuals as well as institutional investors. Changes in the composition of the Dow Jones Industrial Average are made entirely by the editors of the WSJ without consultation with the corporations represented in the Dow Jones Industrial Average, any stock exchange, any official agency or ML&Co. Changes to the component stocks included in the Dow Jones Industrial Average tend to be made infrequently. Historically, most changes to the component stocks of the Dow Jones Industrial Average have been the result of corporate acquisitions or other dramatic shifts in a component stock’s core business, but, from time to time, changes may be made to achieve what the editors of the WSJ deem to be a more accurate representation of the broad market of U.S. industry. When such an event necessitates that one component stock be replaced, the entire Dow Jones Industrial Average is review and as a result, multiple component stock changes are often implemented simultaneously. In choosing a new corporation for the Dow Jones Industrial Average, the editors of the WSJ look for leading industrial companies with a successful history of growth and wide interest among investors. The component stocks of the Dow Jones Industrial Average may be changed at any time for any reason. Dow Jones, publisher of the WSJ, is not affiliated with ML&Co. and has not participated in any way in the creation of the PROCEEDS.

The Dow Jones Industrial Average initially consisted of 12 common stocks and was first published in the WSJ in 1896. The Dow Jones Industrial Average was increased to include 20 common stocks in 1916 and to 30 common stocks in 1928. The number of common stocks in the Index has remained at 30 since 1928, and, in an effort to maintain continuity, the constituent corporations represented in the Dow Jones Industrial Average have been changed on a relatively infrequent basis.

The level of the Dow Jones Industrial Average is the sum of the primary exchange prices of each of the 30 component stocks included in the Dow Jones Industrial Average, divided by a divisor that is designed to provide a meaningful continuity in the level of the Dow Jones Industrial Average. Because the Dow Jones Industrial Average is price-weighted, stock splits or changes in the component stocks could result in distortions in its level. In order to prevent these distortions related to extrinsic factors, the divisor is periodically changed in accordance with a mathematical formula that reflects adjusted proportions within the Dow Jones Industrial Average. The current divisor of the Dow Jones Industrial Average is published daily in the WSJ and other publications. In addition, other statistics based on the Dow Jones Industrial Average may be found in a variety of publicly available sources.

The following table presents the listing symbol, industry group, price per share, total number of shares outstanding and market capitalization for each of the component stocks in the Dow Jones Industrial Average based on publicly available information on November 9, 2007.

Issuer of Component Stock(1)	Symbol	Industry	Price Per Share(2)	Total Shares Outstanding(2)	Market Capitalization (in Millions)(2)
3M Co	MMM	Industrial	79.51	713.23	56,708.84
Alcoa Inc	AA	Basic Materials	37.09	848.15	31,457.81
Altria Group Inc	MO	Consumer, Non-cyclical	72.71	2,106.32	153,150.53
American Express Co	AXP	Financial	56.49	1,169.43	66,060.87
American International Group Inc	AIG	Financial	57.06	2,536.24	144,717.74
AT&T Inc	T	Communications	39.20	6,064.76	237,738.55
Boeing Co	BA	Industrial	94.21	775.06	73,018.69
Caterpillar Inc	CAT	Industrial	70.41	635.96	44,777.94
Citigroup Inc	C	Financial	33.10	4,981.13	164,875.54
Coca-Cola Co/The	KO	Consumer, Non-cyclical	60.83	2,310.98	140,576.73
EI Du Pont de Nemours & Co	DD	Basic Materials	46.79	899.05	42,066.46
Exxon Mobil Corp	XOM	Energy	86.85	5,463.63	474,515.83
General Electric Co	GE	Industrial	38.38	10,106.21	387,876.30
General Motors Corp	GM	Consumer, Cyclical	31.28	565.99	17,704.29
Hewlett-Packard Co	HPQ	Technology	48.39	2,587.06	125,187.93
Home Depot Inc	HD	Consumer, Cyclical	28.05	1,688.57	47,364.50
Honeywell International Inc	HON	Industrial	57.76	746.77	43,133.44
Intel Corp	INTC	Technology	25.15	5,847.00	147,052.05
International Business Machines Corp	IBM	Technology	100.65	1,377.96	138,691.17
Johnson & Johnson	JNJ	Consumer, Non-cyclical	65.16	2,861.75	186,471.63
JPMorgan Chase & Co	JPM	Financial	42.31	3,358.80	142,110.83
McDonald’s Corp	MCD	Consumer, Cyclical	58.31	1,182.76	68,966.62
Merck & Co Inc	MRK	Consumer, Non-cyclical	55.90	2,176.57	121,670.10
Microsoft Corp	MSFT	Technology	33.73	9,355.44	315,558.92
Pfizer Inc	PFE	Consumer, Non-cyclical	22.83	6,829.81	155,924.45
Procter & Gamble Co	PG	Consumer, Non-cyclical	70.42	3,105.64	218,699.10
United Technologies Corp	UTX	Industrial	73.51	988.51	72,665.22
Verizon Communications Inc	VZ	Communications	42.77	2,890.33	123,619.29
Wal-Mart Stores Inc	WMT	Consumer, Cyclical	42.90	4,068.23	174,526.94
Walt Disney Co/The	DIS	Communications	32.74	1,962.20	64,242.43
		Total Market Capitalization			4,181,131
		Average Market Capitalization			139,371

(1)	The inclusion of a component stock in the Dow Jones Industrial Average should not be considered a recommendation to buy or sell that stock, and neither ML&Co. nor any of its affiliates make any representation to any purchaser of the PROCEEDS as to the performance of the Dow Jones Industrial Average or any component stock included in the Dow Jones Industrial Average. Beneficial owners of the PROCEEDS will not have any right to the component stocks included in the Dow Jones Industrial Average or any dividends paid on those stocks.
(2)	Information obtained from Bloomberg Financial Markets.

Historical data on the Dow Jones Industrial Average

The following table sets forth the closing levels of the Dow Jones Industrial Average at the end of each month in the period from January 2002 through October 2007. This historical data on the Dow Jones Industrial Average is not necessarily indicative of the future performance of the Dow Jones Industrial Average or what the value of the PROCEEDS may be. Any historical upward or downward trend in the level of the Dow Jones Industrial Average during any period set forth below is not an indication that the Dow Jones Industrial Average is more or less likely to increase or decrease at any time during the term of the PROCEEDS.

	2002	2003	2004	2005	2006	2007
January	9,920.00	8,053.81	10,488.07	10,489.94	10,864.86	12,621.69
February	10,106.13	7,891.08	10,583.92	10,766.23	10,993.41	12,268.63
March	10,403.94	7,992.13	10,357.70	10,503.76	11,109.32	12,354.35
April	9,946.22	8,480.09	10,225.57	10,192.51	11,367.14	13,062.91
May	9,925.25	8,850.26	10,188.45	10,467.48	11,168.31	13,627.64
June	9,243.26	8,985.44	10,435.48	10,274.97	11,150.22	13,408.62
July	8,736.59	9,233.80	10,139.71	10,640.91	11,185.68	13,211.99
August	8,663.50	9,415.82	10,173.92	10,481.60	11,381.15	13,357.74
September	7,591.93	9,275.06	10,080.27	10,568.70	11,679.07	13,895.63
October	8,397.03	9,801.12	10,027.47	10,440.07	12,080.73	13,930.01
November	8,896.09	9,782.46	10,428.02	10,805.87	12,221.93
December	8,341.63	10,453.92	10,783.01	10,717.50	12,463.15

The following graph sets forth the historical performance of the Dow Jones Industrial Average presented in the preceding table. Past movements of the Dow Jones Industrial Average are not necessarily indicative of its future performance.

License Agreement

Dow Jones and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use indices owned and published by Dow Jones in connection with some securities, including the PROCEEDS and ML&Co. is an authorized sublicensee of MLPF&S.

The license agreement between Dow Jones and MLPF&S provides that the following language must be stated in this prospectus supplement:

The PROCEEDS are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the PROCEEDS or any member of the public regarding the advisability of investing in securities generally or in the PROCEEDS particularly. Dow Jones’ only relationship to the ML&Co. and MLPF&S is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to ML&Co., MLPF&S or the PROCEEDS. Dow Jones has no obligation to take the needs of ML&Co., MLPF&S or the owners of the PROCEEDS into consideration in determining, composing or calculating Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PROCEEDS to be issued or in the determination or calculation of the equation by which the PROCEEDS are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the PROCEEDS.

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ML&CO., MLPF&S, OWNERS OF THE PROCEEDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND ML&CO. AND MLPF&S.

The licensing agreement between MLPF&S and Dow Jones is solely for their benefit and not for the benefit of the owners of the PROCEEDS or any other third parties.

UNITED STATES FEDERAL INCOME TAXATION

General

Set forth in full below is the opinion of Sidley Austin LLP, our counsel, as to certain United States federal income tax consequences of the purchase, ownership and disposition of the PROCEEDS. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below deals only with PROCEEDS held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding PROCEEDS in a tax-deferred or tax-advantaged account, or persons holding PROCEEDS as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. It also does not deal with holders other than original purchasers (except where otherwise specifically noted in this prospectus supplement). Persons considering the purchase of the PROCEEDS should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the PROCEEDS arising under the laws of any other taxing jurisdiction.

We do not address all of the tax consequences that may be relevant to an investor. In particular, we do not address:

•	the United States federal income tax consequences to partnerships which hold the PROCEEDS;

•	the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of PROCEEDS;

•	the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of PROCEEDS;

•	persons who hold the PROCEEDS whose functional currency is not the United States dollar; or

•	any state, local or foreign tax consequences of the purchase, ownership or disposition of PROCEEDS.

Accordingly, you should consult your own tax advisor regarding the tax consequences of purchasing, owning and disposing of the PROCEEDS in light of your own circumstances.

A U.S. Holder is a beneficial owner of the PROCEEDS who or which is:

•	a citizen or individual resident of the United States, as defined in Section 7701(b) of the Internal Revenue Code of 1986, as amended (the “Code”);

•

a corporation, including any entity treated as a corporation for United States federal income tax purposes, that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate if its income is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a United States court can exercise primary supervision over its administration and (2) one or more United States persons have the authority to control all of its substantial decisions.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as a U.S. Holder prior to such date, may also be treated as U.S. Holders. A Non-U.S. Holder is a beneficial owner of PROCEEDS other than a U.S. Holder.

The United States federal income tax treatment of a partner in a partnership that holds PROCEEDS will depend on the status of the partner and the activities of the partnership. Prospective purchases that are partnerships should consult their tax advisors concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of the PROCEEDS by the partnership.

We urge you to consult your own tax advisor with respect to the tax consequences to you of the purchase, ownership and disposition of the PROCEEDS in light of your own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the PROCEEDS

We have received an opinion from our counsel, Sidley Austin LLP, that the PROCEEDS will be treated as indebtedness for United States federal income tax purposes and that the PROCEEDS will be subject to the special regulations issued by the U.S. Treasury Department governing contingent payment debt instruments (the “CPDI Regulations”).

Accrual of Interest on the PROCEEDS

Pursuant to the terms of the PROCEEDS, we and you will agree, for United States federal income tax purposes, to treat the PROCEEDS as debt instruments that are subject to the CPDI Regulations. Pursuant to the CPDI Regulations, U.S. Holders of the PROCEEDS will be required to accrue interest income on the PROCEEDS, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting.

The CPDI Regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the PROCEEDS that equals:

(1)	the product of (i) the adjusted issue price (as defined below) of the PROCEEDS as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the PROCEEDS, adjusted for the length of the accrual period;

(2)	divided by the number of days in the accrual period; and

(3)	multiplied by the number of days during the accrual period that the U.S. Holder held the PROCEEDS.

A PROCEEDS’s issue price is the first price to the public at which a substantial amount of the PROCEEDS is sold, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a PROCEEDS is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any projected payments, as defined below, made with respect to the PROCEEDS.

The CPDI Regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the PROCEEDS. This schedule must produce the comparable yield. Solely for purposes of applying the CPDI Regulations to the PROCEEDS, ML&Co. has determined that the projected payments for the PROCEEDS consist of (i) estimates of the variable monthly interest payments on the PROCEEDS and (ii) a payment on the maturity date of the principal amount thereof together with the projected variable monthly interest payment due on the maturity date. In particular, ML&Co. has determined that, per $10 principal amount of PROCEEDS, the comparable yield is             % per annum, compounded monthly, and the projected payments consist of (i) projected variable monthly interest payments equal to $              on December , 2007, $              on all other interest payment dates occurring prior to November     , 2012, and (ii) a projected payment per $10 principal amount of PROCEEDS on November , 2012 equal to $              (which will consist of the $10 principal amount and a projected variable monthly interest

payment equal to $            ). U.S. Holders may also obtain the projected payment schedule by submitting a written request for such information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038 or to corporatesecretary@exchange.ml.com.

For United States federal income tax purposes, a U.S. Holder must use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the PROCEEDS, unless a U.S. Holder timely discloses and justifies the use of other estimates to the Internal Revenue Service (the “IRS”). A U.S. Holder that determines its own comparable yield or schedule of projected payments must also establish that our comparable yield or schedule of projected payments is unreasonable.

The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the PROCEEDS for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the PROCEEDS.

Amounts treated as interest under the CPDI Regulations are treated as original issue discount for all purposes of the Code.

Adjustments to Interest Accruals on the PROCEEDS

If, during any taxable year, a U.S. Holder receives actual payments with respect to the PROCEEDS for that taxable year that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a “net positive adjustment” under the CPDI Regulations equal to the amount of that excess. The U.S. Holder will treat a “net positive adjustment” as additional interest income for the taxable year.

If a U.S. Holder receives in a taxable year actual payments with respect to the PROCEEDS for that taxable year that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a “net negative adjustment” under the CPDI Regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the PROCEEDS for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the PROCEEDS during prior taxable years, reduced to the extent that interest was offset by prior net negative adjustments.

Sale or Exchange of the PROCEEDS

Generally, the sale or exchange of a PROCEEDS will result in taxable gain or loss to a U.S. Holder. The amount of gain or loss on a taxable sale or exchange will be equal to the difference, if any, between (a) the amount realized by the U.S. Holder on that sale or exchange and (b) the U.S. Holder’s adjusted tax basis in the PROCEEDS. A U.S. Holder’s adjusted tax basis in a PROCEEDS on any date will generally be equal to the U.S. Holder’s original purchase price for the PROCEEDS, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments, as defined above, previously made to the U.S. Holder through that date. Gain recognized upon a sale or exchange of a PROCEEDS will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the PROCEEDS is held for more than one year). The deductibility of net capital losses by individuals and corporations is subject to limitations.

Treatment of Non-U.S. Holders

All payments on the PROCEEDS made to a Non-U.S. Holder, including any payment of monthly interest, and any gain realized on a sale or exchange of the PROCEEDS (other than income or gain attributable to accrued interest payments), will be exempt from United States income or withholding tax, provided that: (i) the Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and is not a bank receiving interest described in section 881(c)(3)(A) of the Code; (ii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner, as discussed below; and (iii) the payments and gain are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

The statement requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a PROCEEDS certifies on IRS Form W-8BEN, under penalties of perjury, that it is not a United States person and provides its name, address and other information as the form may require.

If a Non-U.S. Holder of the PROCEEDS is engaged in a trade or business in the United States, and if interest on the PROCEEDS is effectively connected with the conduct of that trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale or exchange of the PROCEEDS in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if a Non- U.S. Holder is a foreign corporation, the Non-U.S. Holder may be subject to a branch profits tax equal to 30% (or lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Backup Withholding Tax and Information Reporting

Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds from a disposition of, the PROCEEDS may be subject to information reporting and United States federal backup withholding tax at the applicable statutory rate if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. A Non-U.S. Holder may be subject to United States backup withholding tax on payments on the PROCEEDS and the proceeds from a sale or other disposition of the PROCEEDS unless the Non-U.S. Holder complies with certification procedures to establish that it is not a United States person. Any amounts so withheld will be allowed as a credit against the holder’s United States federal income tax liability and may entitle a holder to a refund, provided the required information is timely furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan or an individual retirement account or a Keogh Plan (a “plan”) should consider whether an investment in the PROCEEDS would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security act of 1974, as amended (“ERISA”), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“similar law arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the PROCEEDS by a plan with respect to which the Company, MLPF&S or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transaction under ERISA or Section 4975 of the Code, unless those PROCEEDS are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the PROCEEDS. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The PROCEEDS may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under one or more of the prohibited transaction class exemptions, or “PTCEs”, listed above or another applicable similar exemption. Any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS will be deemed to have represented by its purchase and holding of the PROCEEDS that either (1) it is not a plan or a plan asset entity and is not purchasing those PROCEEDS on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, it is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the PROCEEDS or any interest in the PROCEEDS which is subject to any similar laws will be deemed to have represented by its purchase and holding of the PROCEEDS that its purchase and holding will not violate the provisions of those laws.

The sale of any PROCEEDS to a plan is in no respect a representation by the Company, MLPF&S or any of their respective affiliates that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is otherwise appropriate for plans generally or any particular plan.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the PROCEEDS on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the PROCEEDS will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligation to pay the principal amount and the Supplemental Redemption Amount, if any.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the PROCEEDS and other securities. For further information on ML&Co. and the PROCEEDS, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying general prospectus and prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $              aggregate principal amount of PROCEEDS. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the PROCEEDS if any are purchased.

If you place an order to purchase these offered securities, you are consenting to MLPF&S acting as principal in effecting the transaction for your account. MLPF&S is acting as an underwriter and/or selling agent for this offering and will receive underwriting compensation from ML&Co.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the PROCEEDS directly to the public, and that it may offer a part of the PROCEEDS to certain dealers, at the offering prices set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. The underwriter is offering the PROCEEDS subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

In addition to the compensation paid at the time of the original sale of the PROCEEDS, the underwriter will pay an amount on each anniversary of the Pricing Date in 2008 through 2012 to brokers whose client accounts purchased the units in the initial distribution and who continue to hold their PROCEEDS. This additional amount will equal 0.5% per unit based on the redemption amount of the PROCEEDS calculated as if the applicable payment date is the maturity date and the Ending Value is equal to the closing value of the Reference Index on that date. Also, the underwriter may from time to time pay additional amounts to brokers whose client accounts purchased PROCEEDS in the secondary market and continue to hold those PROCEEDS.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the PROCEEDS. Accordingly, offerings of the PROCEEDS will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the PROCEEDS. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the PROCEEDS.

If the underwriter creates a short position in the PROCEEDS in connection with the offering, i.e., if it sells more units of the PROCEEDS than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the PROCEEDS in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the PROCEEDS, has no overallotment option, it would be required to closeout a short position in the PROCEEDS by purchasing

PROCEEDS in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the PROCEEDS. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the PROCEEDS. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

VALIDITY OF THE NOTES

The validity of the PROCEEDS will be passed upon for ML&Co. and for the underwriter by Sidley Austin LLP, New York, New York.

EXPERTS

The consolidated financial statements, the related financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement by reference from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 29, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the consolidated financial statements and the related financial statement schedule and include an explanatory paragraph regarding the change in accounting method in 2006 for share-based payments to conform to Statement of Financial Accounting Standard No. 123 (revised 2004), Share-Based Payment, (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 30, 2007 and March 31, 2006, and the three-month and six-month periods ended June 29, 2007 and June 30, 2006 which are incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in ML&Co.’s Quarterly Reports on Form 10-Q for the quarters ended March 30, 2007 and June 29, 2007 (which reports include an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement”, Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109.”) and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited condensed consolidated interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Adjusted Monthly Income	PS-43
Allocation Determination Event	PS-6
Annual Rebalancing Date	PS-41
Banking Business Day	PS-19
Basket Adjustment Factor	PS-6
Basket Unit Income	PS-5
Basket Units	PS-1
Business Day	PS-21
Calculation Agent	PS-3
Commencement Date	PS-19
Cushion	PS-7
Daily Leverage Charge	PS-6
Defeasance Event	PS-7
dividend yield	PS-41
Ending Value	PS-4
Floor Level	PS-7
Global Business Day	PS-18
Index Adjustment Factor	PS-6
Index Basket	PS-4
Index Business Day	PS-19
Index Components	PS-3
Index Multiplier	PS-41
Index Publisher	PS-42
Interest Determination Date	PS-19
Leverage Units	PS-1
Market Disruption Event	PS-21
New Stocks	PS-43
Pricing Date	PS-3
Reference Index	PS-1
Starting Value	PS-4
successor index	PS-42
Supplemental Redemption Amount	PS-4
Targeted Exposure	PS-6
Threshold Value	PS-4
Valuation Date	PS-4
Zero Coupon Bond Units	PS-1

                    Units

Merrill Lynch & Co., Inc.

PROtected Covered Call EnhancED Income NoteSSM

Linked to the US-Euro PROCEEDS Index

due November     , 2012

(the “PROCEEDSSM”)

$10 principal amount per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

    , 2007

“PROtected Covered Call EnhancED Income NoteS” and “PROCEEDS” are service marks of Merrill Lynch & Co., Inc.